Form 10KSB, Exhibit 13
period 1997-12-31
SECURITY FEDERAL BANCORP INC
filed 1998-03-30
CIK 929931

                                                                      EXHIBIT 13

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following tables set forth selected consolidated financial data concerning the Company at the dates and for the periods indicated. On September 15, 1997, the Company determined to change its fiscal year end from September 30 to December 31. The following data is qualified in its entirety by the detailed information and consolidated financial statements appearing elsewhere in this Annual Report.

FINANCIAL CONDITION DATA


                                                                           At September 30,                At
                                                                -------------------------------------  December 31,
                                                                  1993      1994      1995      1996       1997
                                                                -------   -------   -------   -------  ------------
                                                                                 (Dollars in thousands)
Total amount of:
 Assets......................................                   $61,253   $65,447   $70,540   $76,640     $76,296
 Loans receivable, net.......................                    56,141    53,173    59,636    68,511      66,492
 Cash and investment securities..............                     2,615     9,716     8,204     4,022       7,010
 Mortgage-backed securities..................                        --        --        --        --          --
 Deposits....................................                    55,786    59,673    56,975    61,252      65,387
 Federal Home Loan Bank advances.............                       585       585     1,285     2,835         585
 Other borrowings............................                        46        44        42        40          36
 Retained earnings- substantially
   restricted................................                     3,918     4,353     4,703     4,529       5,818
---------------------------------------------------------------------------------------------------------------------------
Number of:
 Real estate loans outstanding...............                     1,020       964       999     1,064       1,067
 Savings accounts............................                     3,308     2,971     2,867     2,926       3,110
 Offices open................................                         1         1         1         1           1

SUMMARY OF OPERATIONS

                                                                         Year Ended September 30,       Year Ended
                                                                -------------------------------------  December 31,
                                                                 1993      1994      1995      1996       1997
                                                                -------   -------   -------   -------  ------------
                                                                                 (In thousands)
Interest income..............................                   $ 4,942   $ 4,522   $ 5,179   $ 6,011     $ 6,251
Interest expense.............................                    (2,908)   (2,764)   (3,211)    3,610       3,749
                                                                -------   -------   -------   -------     -------
Net interest income before provision
  for loan losses............................                     2,034     1,758     1,968     2,401       2,502
Provision for losses on loans................                      (151)       --        --        --          --
Gain (loss) on sale of loans.................                       144        (5)      (38)      (96)         84
Other income.................................                       336       279       262       303         234
Non-interest expense.........................                    (1,099)   (1,359)   (1,316)   (2,060)     (1,566)
                                                                -------   -------   -------   -------     -------
Income before income tax expense.............                     1,264       673       876       548       1,254
Income tax expense...........................                      (518)     (238)     (324)     (184)        467
                                                                -------   -------   -------   -------     -------
Net income before cumulative effect
  of accounting change.......................                       746       435       552       364         787
                                                                -------   -------   -------   -------     -------
Cumulative effect of accounting change.......                        --        --        --        --          --
                                                                -------   -------   -------   -------     -------
Net income...................................                   $   746   $   435   $   552   $   364     $   787
                                                                =======   =======   =======   =======     =======
Earnings per share...........................                   $    --   $    --   $   .82      $.54       $1.17
                                                                =======   =======   =======   =======     =======

KEY OPERATING RATIOS

                                                                                  AT OR FOR THE
                                                                                   YEAR ENDED       AT OR FOR THE
                                                                                  SEPTEMBER 30,      YEAR ENDED
                                                                                ----------------    DECEMBER 31,
                                                                                 1995      1996        1997
                                                                                ------    ------    -------------
Return on assets (net income divided by
   average total assets).....................                                      .82%      .49%            1.05%
Return on equity (net income divided by
   average equity)...........................                                     7.19      3.38             8.94
Dividend payout ratio (dividends declared
 per share divided by net income per share)..                                    36.59    148.15            51.28
Equity to assets ratio (average equity
 divided by average total assets)............                                    11.40     14.59            11.72
---------------

(1)  The Company changed its fiscal year end from September 30 to December 31.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The earnings of Security Bank depend primarily on its level of net interest income, which is the difference between interest earned on Security Bank's interest-earning assets, consisting primarily of mortgage loans, interest-bearing deposits at other institutions, investment securities and other investments, and the interest paid on interest-bearing liabilities which have consisted primarily of savings deposits. Net interest income is a function of Security Bank's interest rate spread, which is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as a function of the average balance of interest-earning assets as compared to interest-bearing liabilities. Security Bank's earnings are also affected by its level of non-interest income including primarily gains on the sale of loans and service fees and charges, and non-interest expense, including primarily compensation and employee benefits, occupancy and equipment expenses and SAIF deposit insurance premiums. Earnings of Security Bank also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, which events are beyond the control of Security Bank.

ASSET/LIABILITY MANAGEMENT

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to positively affect net interest income. Similarly, during a period of falling interest rates, a negative gap would tend to positively affect net interest income while a positive gap would tend to adversely affect net interest income.

     Security Bank's strategy in recent years has been to reduce its exposure to interest rate risk generally by emphasizing the origination of one- to four-family adjustable rate loans and short term construction loans for portfolio whenever market conditions permit and by selling fixed-rate one-to four-family mortgage loans in the secondary market. Funds held for liquidity and other excess funds are invested in short and medium term U.S. Government and agency securities and other short-term investments such as the daily investment account at the Federal Home Loan Bank of Atlanta. By maintaining a significant percentage of its assets in cash, other liquid investments and adjustable rate mortgage loans, Security Bank is able to reinvest or reprice a higher percentage of its assets more quickly in response to changes in market interest rates, thereby reducing its exposure to interest rate volatility. In addition to emphasizing adjustable rate loans and high levels of liquidity, Security Bank offers competitive rates on deposit accounts and prices certificates of deposit to provide customers with incentives to choose certificates of deposit with longer terms. Due to the current interest rate environment, however, certificates of deposit with longer terms generally are not attractive to customers.

FINANCIAL CONDITION

     The Company's total assets decreased by $344,000, or .4%, from $76.6 million at September 30, 1996 to $76.3 million at December 31, 1997, primarily as a result of a decrease in loans receivable of $2 million, or 2.9%, from $68.5 million at September 30, 1996 to $66.5 million at December 31, 1997. Loans held for sale decreased by $1.5 million, or 100%, from $1.5 million at September 30, 1996 to none being held at December 31, 1997. These decreases were partially offset by an increase of $3.0 million, or 74%, in cash and investment securities from $4.0 million at September 30, 1996 to $7.0 million at December 31, 1997.

     Over the past four years, loans receivable have grown at an average of 4.7% per year with an overall increase of $10.3 million in growth. This growth related primarily to single-family residential mortgage loans and was funded by an increase in the Company's deposit base and proceeds from the conversion from mutual to stock form. During the year ended December 31, 1997, the Bank increased its efforts in providing other types of loans. The Bank=s outstanding home equity loans increased by $1.3 million to $1.5 million at December 31, 1997 from $230,000 at September 30, 1996. During the last quarter of the fiscal year, the Bank began offering various types of consumer loans and commercial loans. Prior to that time, the Bank primarily only offered loans on share accounts to consumers. While consumer and commercial loans are minimal at December 31, 1997, the Bank intends to increase its volume in these areas in 1998 as part of its expansion into offering full service banking.

     The Company's total liabilities increased by $800,000, or 1.2%, from $66.4 million at September 30, 1996 to $67.2 million at December 31, 1997, primarily as a result of an increase in deposits of $4.1 million, or 6.7%, from $61.3 million at September 30, 1996 to $65.4 million at December 31, 1997. In addition, advances from the Federal Home Loan Bank decreased by $2.2 million, or 79%, from $2.8 million at September 30, 1996 to $585,000 at December 31, 1997. Other liabilities decreased by $457,000, or 59.3%, from $771,000 at September 30, 1996 to $314,000 at December 31, 1997. The increase during fiscal 1996 was caused by the one-time Savings Association Insurance Fund (SAIF) assessment payable of $381,000 accrued at year end and an increase over 1997 in the accrued director's retirement plan of $95,000, primarily related to benefits paid subsequent to September 30, 1996. Refer to Note 25 of the Notes to Consolidated Financial Statements concerning the SAIF assessment and Note 22 of the Notes to Consolidated Financial Statements concerning the directors' retirement plan.

     Over the past four years, deposits have grown at an average of 4.2% per year with an overall increase of $9.6 million. This growth is primarily in short-term certificates of deposits. During the year ended December 31, 1997, the Bank began offering several new deposit products including NOW accounts, money market accounts and regular checking. The Bank also began offering safe deposit boxes, accepting bond coupons, and offering credit cards underwritten by a correspondent bank. In 1998, the Bank plans to further expand its full service capabilities including providing access to an automated teller machine.

RESULTS OF OPERATIONS

     The earnings of the Company depend primarily on Security Bank's level of net interest income, which is the difference between interest earned on Security Bank's interest-earning assets, consisting primarily of mortgage loans, consumer loans, and investment securities, and the interest paid on interest-bearing liabilities. Net income totaled $552,000, $364,000 and $787,000 for the fiscal years ended September 30, 1995 and 1996 and December 31, 1997, respectively.

     Interest Income.   Total interest income increased by $250,000, or 4.17%,
from $6.0 million for the year ended September 30, 1996 to $6.25 million for the year ended December 31, 1997. This was primarily due to an increase in interest income on mortgage loans of $370,000, from $5.5 million for the year ended September 30, 1996 to $5.87 million for the year ended December 31, 1997. As shown in the table on page 8, the increase in interest income on loans generally reflects the increases in the volume of loans receivable held. Additionally, the Company had an increase in interest-earning assets for the fiscal year ended December 31, 1997 compared to the fiscal year ended September 30, 1996. Average interest-earning assets increased from $71.1 million for the year ended September 30, 1996 to $73.8 million for the year ended December 31, 1997. This increase in available funds for investment in interest-earning assets contributed to the increase in interest income for the fiscal year ended December 31, 1997 over interest income for the fiscal year ended September 30, 1996.

     Interest Expense. Total interest expense increased by $150,000, or 4.17%, from $3.6 million for the year ended September 30, 1996 to $3.75 million for the year ended December 31, 1997. This was primarily due to an increase in interest expense on deposits of $160,000, or 4.5%, from $3.53 million for the year ended September 30, 1996 to $3.69 million for the year ended December 31, 1997. The increase in interest expense generally reflects the growth of deposits by $4.1 million from fiscal 1996 to fiscal 1997.

     Net Interest Income. Net interest income increased by $100,000, or 4.17%, from $2.4 million for the year ended September 30, 1996 to $2.5 million for the year ended December 31, 1997. This was primarily due to increases in the volume of interest-earning assets and interest-bearing liabilities and the positive spread between interest earning asset yields and interest-bearing liability rates. The net interest rate spread for the two years ended September 30, 1996 and the year ended December 31, 1997 were 2.49%, 2.77% and 2.78%, respectively. Net yield on interest-bearing liabilities for the two years ended September 30, 1996 and the year ended December 31, 1997 was 3.04%, 3.38% and 3.39%, respectively.

     Provision for Losses. No provision against income was made for losses on loans during the year ended December 31, 1997 or the years ended September 30, 1995 or 1996, because management deemed the existing balance in the allowance for losses account to be adequate based on their knowledge of known and inherent risk characteristics of the loan portfolio.

     Security Bank maintains an allowance for losses on loans based on management's review and classification of the loan portfolio. Factors considered in evaluating loans include analyses of the borrowers' ability to pay, past collection experience, risk characteristics of individual loans or groups of similar loans and underlying collateral, current and prospective economic conditions, status of nonperforming loans, and regulatory reviews conducted in the regulatory examination process. A classification system is used to rank loans and real estate owned based on similar characteristics. The classification system is considered adequate to provide for losses based on management's evaluation of known and inherent risk characteristics of the loan portfolio, the fair value of the underlying collateral, and current economic conditions, and the fact that the actual loss exposure for the Bank has been minimal. However, there can be no assurance that additional losses will not be incurred.

     Once classified, a standard percentage range is applied to each classification, and the provision for losses on loans and foreclosed real estate owned is adjusted with an applicable charge being made to expense. Total non-performing assets were $590,000, $1,183,000, $556,000 and at September 30, 1995
and 1996 and December 31, 1997, respectively. The significant fluctuations in non-performing assets were believed to be attributable primarily to the relatively small number of loans in the Bank's portfolio. In addition, during the year ended December 31, 1997, the Bank strengthened its policies in granting
extensions and renewals in an effort to reduce delinquencies.   The ratio of the
allowance for loan losses to non-performing loans was 55.9%, 27.9% and 59.4% at September 30, 1995, 1996 and December 31, 1997, respectively. Management recognizes that these ratios are less than those of comparable institutions. However, generally restricting residential lending to the Bank's market area is believed to have limited Security Bank's credit risk and historical losses.

     Non-Interest Income.   Non-interest income for the year ended December 31,
1997 increased by $111,000, or 53.6%, as compared to the year ended September 30, 1996. This increase was primarily due to an increase in the gain on sale of loans by $180,000 from 1996 to 1997. This increase is related to the adoption of Statement of Financial Accounting Standards 122, "Accounting for Mortgage Servicing Rights." SFAS 122 requires the Company to capitalize the cost of mortgage servicing rights when a definitive plan to sell loans and retain the servicing rights exist. In addition, the Bank=s servicing portfolio increased by $14.3 million, or 19.9%, from $71.8 million at September 30, 1996 to $86.1 million at December 31, 1997. The increase in non-interest income was partially offset by a decrease in gains on sales of investments of $41,000 as compared to the same period for the previous year. The average balance of investment securities decreased $2.0 million, or 35%, from $5.7 million at September 30, 1996 to $3.7 million at December 31, 1997.

     Non-Interest Expense. Non-interest expense decreased by $500,000, or 23.8%, to $1.6 million for the year ended December 31, 1997 from $2.1 million for the year ended September 30, 1996. The largest portion of the decrease relates to the one-time deposit insurance assessment of $381,000 assessed by the Savings Association Insurance Fund to recapitalize the fund in 1996. After recapitalization, regular deposit insurance assessments are expected to decrease significantly in future periods. The decrease in non-interest expense also resulted from a decrease in salaries and benefits of $50,000, or 5.5%, which was primarily caused by the acceleration of expenses incurred for the directors' retirement plan and management recognition plan upon the death of two participants.

     Income Taxes. Effective October 1, 1991, Security Bank adopted the provisions of SFAS No. 109 "Accounting for Income Taxes" which requires deferred taxes to be accounted for using the asset and liability method. Income tax provisions for the years ended December 31, 1997 and September 30, 1996 and 1995 are generally reflective of the amounts of Security Bank's pre-tax income and the effective income tax rate then in effect. For additional information, see Notes 1 and 7 of the Notes to Consolidated Financial Statements.

     The provision for income taxes increased by $283,000, or 154%, to $466,000 for the year ended December 31, 1997 from $184,000 for the year ended September 30, 1996, primarily as a result of the increase in income before taxes. A reconciliation of the differences between income tax expense and income taxes calculated by applying the applicable statutory federal tax rates is provided in note 7 of the Notes to Consolidated Financial Statements.

     Legislation in August 1996 repealed the percentage of taxable income method of calculating the bad debt reserve. Savings institutions, like the Bank, which have previously used that method are required to recapture into taxable income post-1987 reserves in excess of the reserves calculated under the experience method. The Bank will be required to recapture approximately $465,000 of its tax bad debt reserves over a six year period beginning with its 1997 tax year. The recapture will not affect the Bank's net income or equity because the related tax expense has already been accrued.

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

     Net interest income is affected by (i) the difference ("interest rate spread") between rates of interest earned on interest-earning assets and rates of interest paid on interest-bearing liabilities and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. Savings institutions have traditionally used interest rate spreads as a measure of net interest income. Another indication of an institution's net interest income is its "net yield on interest-earning assets" which is net interest income divided by average interest-earning assets. The following table sets forth certain information relating to average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. During the periods indicated, non-accruing loans are included in the net loan category. During the years ended September 30, 1995 and 1996 and December 31, 1997, loan fees included in interest income totaled $245,000, $496,000 and $495,000, respectively. Average balances are derived from month-end average balances. Management does not believe that the use of month-end average balances instead of average daily balances has caused any material difference in the information presented.

                                               Year Ended September 30,                  YEAR ENDED DECEMBER 31,    AT DECEMBER 31,
                              --------------------------------------------------------  --------------------------  ----------------
                                         1995                           1996                       1997                 1997
                              ----------------------------  --------------------------  --------------------------  ----------------
                                                  AVERAGE                      AVERAGE                     AVERAGE           AVERAGE
                              AVERAGE             YIELD/    AVERAGE            YIELD/   AVERAGE            YIELD/            YIELD/
                              BALANCE  INTEREST    COST     BALANCE  INTEREST   COST    BALANCE  INTEREST   COST    BALANCE   COST
                              -------  --------  --------  --------  --------  -------  -------  --------  -------  -------  -------
                                                                     (Dollars in thousands)
Interest-earning assets:
 Loans receivable...........  $56,399    $4,654      8.25%  $63,627    $5,536     8.70% $68,085    $5,900     8.67% $66,492    7.94%
 Investment securities......    5,798       372      6.42     5,697       372     6.53    3,680       242     6.58    3,697    6.45
 Short-term investment and
  other interest-earning
  assets....................    2,539       153      6.00     1,814       103     5.68    2,046       109     5.33    3,004    5.98
                              -------    ------             -------    ------           -------    ------           -------
  Total interest-earning
   assets...................   64,736     5,179      8.00    71,138     6,011     8.45   73,811     6,251     8.47   73,193    7.79
                                         ------                        ------                      ------
Non-interest-earning assets.    2,526                         2,185                       3,070                       3,103
                              -------                       -------                     -------                     -------
  Total assets..............  $67,262                       $73,323                     $76,881                     $76,296
                              =======                       =======                     =======                     =======

Interest-bearing liabilities:
 Deposits...................  $57,423     3,181      5.54   $61,721     3,528     5.72  $64,715     3,695     5.71  $65,387    5.98
 Borrowings.................      829        30      3.62     1,797        82     4.56    1,189        54     4.54      621    2.83
                              -------    ------             -------    ------           -------    ------           -------
  Total interest-bearing
   liabilities..............   58,252     3,211      5.51    63,518     3,610     5.68   65,904     3,749     5.69   66,008    5.95
                                         ------                        ------                      ------
Non-interest-bearing
 liabilities................    1,341                         1,805                       1,954                       1,198
                              -------                       -------                     -------                     -------
  Total liabilities.........   59,593                        65,323                      67,858                      67,206
Stockholders' Equity........    7,669                         8,000                       9,023                       9,090
                              -------                       -------                     -------                     -------
  Total liabilities and
   stockholders' equity.....  $67,262                       $73,323                     $76,881                     $76,296
                              =======                       =======                     =======                     =======
Net interest income.........             $1,968                        $2,401                      $2,502
                                         ======                        ======                      ======
Interest rate spread........                         2.49%                        2.77%                       2.78%            1.84%
                                                   ======                       ======                      ======           ======
Net yield on
 interest-earning assets....                         3.04%                        3.38%                       3.39%
                                                   ======                       ======                      ======
Ratio of average
 interest-earning assets to
 average interest-bearing
  liabilities...............                       111.13%                      112.00%                     112.00%          110.89%
                                                   ======                       ======                      ======           ======


RATE/VOLUME ANALYSIS

     The table below sets forth certain information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rate (changes in rate multiplied by old volume); and (iii) changes in rate-volume (changes in rate multiplied by changes in volume).


                                                       YEAR ENDED SEPTEMBER 30,                      YEAR ENDED
                                                 -------------------------------------  -------------------------------------
                                                    1995           VS.        1996       SEPT 30, 1996    VS.   DEC. 31, 1997
                                                 -------------------------------------  -------------------------------------
                                                      Increase (Decrease) Due to              Increase (Decrease) Due to
                                                 -------------------------------------  -------------------------------------
                                                                      Rate/                                  Rate/
                                                 Volume     RATE     VOLUME      TOTAL  Volume     RATE     VOLUME      TOTAL
                                                 ------     -----    ------     ------  ------     -----    ------     ------
                                                                                 (In thousands)
Interest income:
 Loan portfolio.........................          $ 596      $254     $  32       $882   $ 382      $(19)     $(1)      $ 362
 Investment securities..................             (6)        6        --         --    (132)        3       (1)       (130)
 Other interest-earning assets..........            (44)       (8)        2        (50)     13        (6)      (1)          6
                                                  -----     -----     -----      -----   -----     -----      ---       -----
  Total interest-earning assets.........            546       252        34        832     263       (22)      (3)        238

Interest expense:
 Savings deposits.......................            236       103         8        347     171        (6)      --         165
 Borrowings and FHLB advances...........             35         8         9         52     (28)       --       --         (28)
                                                  -----      ----     -----       ----   -----     -----      ---       -----
  Total interest-bearing
   liabilities..........................            271       111        17        399     143        (6)      --         137
                                                  -----      ----     -----       ----   -----     -----      ---       -----
Change in net interest income...........          $ 275      $141     $  17       $433   $ 120      $(16)     $(3)      $ 101
                                                  =====      ====     =====       ====   =====     =====      ===       =====

LIQUIDITY AND CAPITAL RESOURCES

     Security Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio currently is 5.0%. Security Bank's liquidity ratio averaged 10.82% during the month of December 1997. Security Bank adjusts its liquidity levels in order to meet funding needs of deposit outflows, payment of real estate taxes on mortgage loans and repayment of borrowings and loan commitments. Security Bank also adjusts liquidity as appropriate to meet its asset and liability management objectives.

     Security Bank's primary sources of funds are deposits, sale of mortgage loans, amortization and prepayment of loans, maturities of investment securities and other investments, and earnings and funds provided from operations. While scheduled principal repayments on loans are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by interest rates, economic conditions, and competition. Security Bank manages the pricing of its deposits to maintain a desired deposit balance. In addition, Security Bank invests in short-term interest-earning assets, which provide liquidity to meet lending requirements. At December 31, 1997, none of Security Bank's investment portfolio was scheduled to mature in one year or less, and $3.0 million, or 99.1%, was scheduled to mature in one to five years. At December 31, 1997, certificates of deposit which were scheduled to mature in one year or less totaled $47.0 million. Assets qualifying for liquidity outstanding at December 31, 1997 amounted to $6.6 million. For additional information about cash flows from Security Bank's operating, financing and investing activities, see the Statements of Cash Flows included in the Consolidated Financial Statements.

     During the year ended December 31, 1997, cash and cash equivalents (cash and short-term investments with maturities less than 90 days) increased by $660,000 primarily due to increases in certificates of deposit of $2.8 million and $860,000 provided by operating activities. These increases were partially offset by purchases of $2.3 million of FHLB overnight deposits and a $1.0 million decrease in advances from the FHLB.

     Security Bank had $1.2 million in outstanding loan commitments at December 31, 1997 and loan applications and approvals have remained consistent since then. Security Bank expects to fund its loan originations through principal and interest payments on loans, proceeds from securities as maturities occur, the sale of mortgage loans in the secondary market and, if necessary, borrowed funds. Management expects that funds provided from these sources will be adequate to meet Security Bank's needs.

POSSIBLE YEAR 2000 COMPUTER PROGRAM PROBLEMS

     A great deal of information has been disseminated about the global computer crash that may occur in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the operations of the Bank. Data processing is also essential to most other financial institutions and other companies.

     All of the significant data processing of the Bank that could be affected by this problem is provided by a third party service bureau. The service bureau of the Bank has advised the Bank that it expects to resolve this potential problem before the year 2000. However, if the service bureau is unable to resolve this potential problem in time, the Bank would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a material adverse impact on the financial condition and results of operation of the Bank.

     The Bank is actively monitoring the Year 2000 issues to ensure that all data processing applications are promptly converted to allow for Year 2000 processing. To oversee the resolution of the problem, the Bank has appointed a committee chaired by Catherine Randall, director of the computer-based honors program at the University of Alabama.

PROPOSED LEGISLATION

     Legislation has been introduced in Congress that provides for the elimination of the distinctions between banks and thrifts under federal law.
The legislation may require the automatic conversion of all federally chartered savings associations such as the Bank into national banks by a specified deadline. It could impose activities restrictions and restrictions on branches, and it could also compel the holding companies of such institutions to be subject to the more restrictive regulations that govern holding companies of banks rather than thrifts. The legislation could restrict current or future activities of the Bank and the Company, and it could increase regulatory compliance costs because of the new regulatory structure to which the Bank and the Company would be subject. Management cannot predict at this time whether any pending legislation ultimately will be enacted in its current form or, if enacted, whether such legislation would result in any significant adverse financial and tax effects.

IMPACT OF INFLATION AND CHANGING PRICES

     The consolidated financial statements, and notes thereto, presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

     Disclosures of Fair Value of Financial Instruments. In December 1991, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures About Fair Value of Financial Instruments." SFAS No. 107 requires all entities to disclose the fair value of financial instruments (both assets and liabilities recognized and not recognized in the statements of financial condition) for which it is practicable to estimate the fair value, except those financial instruments specifically excluded. The disclosure shall be either in the body of the financial statements or in the accompanying notes and shall include the methods and significant assumptions used to estimate the fair value of a financial instrument or a class of financial instruments as well as the reasons why it is not practicable to estimate fair value. SFAS No. 107 is effective for fiscal years ending after December 15, 1992 for companies with assets of greater than $150 million. For companies with assets of less than $150 million, SFAS No. 107 is effective for fiscal years ending after December 15, 1995. The Bank adopted the disclosure requirements of SFAS No. 107 for the fiscal year ended September 30, 1996.

     Accounting for Impaired Loans. In September 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 requires that specified impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or, as an alternative, at the fair value of the collateral or the observable market price of the loan. SFAS No. 114 does not apply to large groups of small balance, homogeneous loans that are collectively evaluated for impairment. Subsequent to October 1994, the FASB issued SFAS No. 118 "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures" as an amendment to SFAS No. 114. SFAS No. 118 amends the disclosure requirements of SFAS No. 114 to require information about the recorded investment in certain impaired loans and about how a creditor recognizes interest income related to those impaired loans. SFAS No. 114, as amended by SFAS No. 118, is effective for years beginning after December 15, 1994. The Company adopted SFAS No. 114 as of July 1, 1995, as required, without a material effect on the Company's consolidated financial condition or results of operations.

     Accounting for Stock-Based Compensation. In October 1994, the FASB issued SFAS No. 123 entitled "Accounting for Stock Based Compensation." SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation paid to employees. SFAS No. 123 recognizes the fair value of an award of stock or stock options on the grant date and is effective for transactions occurring after December 1995. Companies are allowed to continue to measure compensation cost for those plans using the intrinsic value based method of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting are required to disclose in a footnote to the financial statements pro forma net earnings and, if presented, earnings per share, as if SFAS No. 123 had been adopted. Management has determined that the Company will continue to account for stock-based compensation pursuant to Accounting Principles Board Opinion No. 25, and therefore adoption of the disclosure provisions set forth in SFAS No. 123 will not have a material effect on the Company's consolidated financial condition or results of operations.

     Derivative Financial Instruments. In October 1994, the FASB issued SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," which is applicable for financial statements issued for fiscal years ending after December 15, 1994, except for entities with less than $150 million in total assets for which it is effective for fiscal years ending after December 15, 1995. SFAS No. 119 requires the disclosure of the amounts, nature and terms of derivative financial instruments that are not subject to SFAS No. 105 because they do not result in off-balance sheet risk of accounting loss. SFAS No. 119 requires that a distinction be made between financial instruments held or issued for trading purposes and financial instruments held or issued for purposes other than trading. It also amends SFAS No. 105 and SFAS No. 107 to require that distinction in certain disclosures required by those statements. The Company adopted SFAS No. 119 on July 1, 1995, as required, without material effect on consolidated financial condition or results of operations.

     Accounting for Transfers of Financial Assets. In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfer of Financial Assets, Servicing Rights, and Extinguishment of Liabilities," that provides accounting guidance on transfers of financial assets, servicing of financial assets, and extinguishment of liabilities. SFAS No. 125 introduces an approach to accounting for transfers of financial assets that provides a means of dealing with more complex transactions in which the seller disposes of only a partial interest in the assets, retains rights or obligations, makes use of special purpose entities in the transaction, or otherwise has continuing involvement with the transferred assets. The new accounting method, the financial components approach, provides that the carrying amount of the financial assets transferred be allocated to components of the transaction based on their relative fair values. SFAS No. 125 provides criteria for determining whether control of assets has been relinquished and whether a sale has occurred. If the transfer does not qualify as a sale, it is accounted for as a secured borrowing. Transactions subject to the provisions of SFAS No. 125 include, among others, transfers involving repurchase agreements, securitizations of financial assets, loan participations, factoring arrangements, and transfers of receivables with recourse.

     An entity that undertakes an obligation to service financial assets recognizes either a servicing asset or liability for the servicing contract (unless related to a securitization of assets, and all the securitized assets are retained and classified as held-to-maturity). A servicing asset or liability that is purchased or assumed is initially recognized at its fair value. Servicing assets and liabilities are amortized in proportion to and over the period of estimated net servicing income or net servicing loss and are subject to subsequent assessments for impairment based on fair value.

     SFAS No. 125 provides that a liability is removed from the balance sheet only if the debtor either pays the creditor and is relieved of its obligations for the liability or is legally released from being the primary obligor. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 and is to be applied prospectively. Earlier or retroactive application is not permitted. Management does not believe that adoption of SFAS No. 125 will have a material adverse effect on the Company's consolidated financial position or results of operations.

     Accounting for Impaired Assets. In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," effective for fiscal years beginning after December 15, 1995. This statement requires the recognition of impairment losses when conditions indicate that long-lived assets are impaired and the undiscounted cash flows estimated to be generated by the assets are less than the asset's carrying amount. The Company will adopt SFAS No. 121 in the first quarter of the fiscal year ending September 30, 1997, and does not anticipate that the effect of the adoption will be material to the consolidated financial statements.

     Accounting for Mortgage Servicing Rights. In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights, an Amendment of FASB 65," effective for fiscal years beginning after December 15, 1995. When a company has a definitive plan to sell or securitize mortgage loans it originated and intends to retain the mortgage servicing rights, SFAS No. 122 requires that the cost of mortgage servicing rights are capitalized separately from the cost of originating the loan. Under statement 65, only mortgage servicing rights that are purchased are capitalized. SFAS No. 122 eliminates the disparity between the treatment of mortgage servicing rights obtained through loan origination and those that are purchased from other parties. In addition, SFAS No. 122 requires that capitalized mortgage servicing rights should be amortized in proportion to and over the period of estimated servicing income and should be evaluated for impairment based on their fair value. The Company adopted SFAS No. 122 in the quarter ending December 31, 1996. Note 28 of the Notes to Consolidated Financial Statements reflects the impact of the adoption of SFAS No. 122.


               RELATIONSHIPS WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The financial statements as of September 30, 1995 and for the year ended September 30, 1995 have been included herein in reliance upon the report of Morrison and Smith, CPAs, independent auditors, and upon the authority of said firm as experts in accounting and auditing. The financial statements as of September 30, 1996 and December 31, 1997 and for the years ended September 30, 1996, December 31, 1997 and the three months ended December 31, 1996 have been included herein in reliance upon the report of Jamison, Money, Farmer & Co., CPAs, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                        MARKET AND DIVIDEND INFORMATION

     At the present time, there is no established public trading market in which shares of the Common Stock are regularly traded, nor are there any uniformly quoted prices for such shares. There were 678,876 shares of the Common Stock outstanding and approximately 107 holders of record of the Common Stock (does not include beneficial owners of shares held in "street name") as of December 31, 1997. The last known sale of the Common Stock was on February 23, 1998 at $21.125 per share.

     On December 10, 1996, the Company declared a one-time cash distribution which resulted in a return of capital of $3.00 per share. This distribution was paid on December 27, 1996. On March 31, 1997 and September 30, 1997, the Company paid distributions of $.30 per share which also resulted in a return of capital to its stockholders.

     The Board of Directors of the Company periodically reviews its dividend policy in light of the performance of the Company and the Bank. Any change in the Company's dividend policy, as determined by the Board of Directors, will depend on the Company's debt and equity structure, earnings, regulatory capital requirements, and other factors, including economic conditions, regulatory restrictions, and tax considerations.

     Security Bank may not declare or pay a cash dividend on or repurchase any of its stock if the effect would be to reduce retained earnings of the Bank below the capital requirements of the OTS or the amount then required for the liquidation account that was established by the Bank at the time of the mutual-to-stock conversion for the benefit of certain depositors at that time. Federal regulations adopted by the OTS impose certain limitations on the payment of dividends and other capital distributions, including stock repurchases by the Bank. OTS regulations utilize a tiered approach which permits various levels of distributions based primarily upon an institution's capital level and net income. The Bank generally may make capital distributions during a calendar year up to the greater of (1) 100% of its net earnings to date during the calendar year plus an amount equal to one-half of the amount by which its total capital-to-assets ratio exceeded its fully phased-in capital-to-assets ratio at the beginning of the calendar year or (2) 75% of its net income during the most recent four quarter period. At December 31, 1997, approximately $3.96 million was available for payment of dividends from the Bank to the Company under the above mentioned OTS restrictions. Capital distributions by the Bank are further subject to a 30-day advance written notice to the OTS.

        [LETTERHEAD OF JAMISON, MONEY, FARMER & CO., P.C. APPEARS HERE]


February 4, 1998



Board of Directors and Stockholders
Security Federal Bancorp, Inc., and Subsidiary
Tuscaloosa, Alabama

                         INDEPENDENT AUDITOR'S REPORT
                         ----------------------------

   We have audited the consolidated statement of financial condition of Security Federal Bancorp, Inc., and Subsidiary, as of December 31, 1997, and September 30, 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. We have also audited the consolidated statements of income, changes in stockholders' equity, and cash flows for the three months ended December 31, 1996. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Security Federal Bancorp, Inc., and Subsidiary, as of September 30, 1995, and for the year then ended were audited by other auditors whose opinion dated November 14, 1995, was unqualified. As stated in Note 26, the Company has restated its financial statements as of September 30, 1995, and for the year then ended to report deferred income taxes for the temporary difference in the allowance for loan losses for financial and tax reporting purposes in conformity with generally accepted accounting principles. The other auditors reported on the financial statements as of September 30, 1995, and for the year then ended before the restatement.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Security Federal Bancorp, Inc., and Subsidiary, and the results of its operations and its cash flows for the periods then ended in conformity with generally accepted accounting principles.

Board of Directors and Stockholders
Security Federal Bancorp, Inc., and Subsidiary
February 4, 1998
Page 2


   We also audited the adjustments described in Note 26 that were applied to restate the 1995 financial statements. In our opinion, such adjustments are appropriate and have been properly applied.



                                    /s/ Jamison, Money, Farmer & Co., P.C.

                                    Certified Public Accountants

Tuscaloosa, Alabama

              [LETTERHEAD OF MORRISON & SMITH, LLP APPEARS HERE]


                         INDEPENDENT AUDITOR'S REPORT


Board of Directors
Security Federal Bancorp, Inc.
   and Subsidiaries
Tuscaloosa, Alabama

Gentlemen:

We have audited the accompanying consolidated statements of financial condition of Security Federal Bancorp, Inc. and Subsidiaries, Tuscaloosa, Alabama, as of September 30, 1994 and 1995, and the related consolidated statements of income, retained earnings, and cash flows for each of the years in the three year period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Security Federal Bancorp, Inc. and subsidiaries as of September 30, 1994 and 1995, and the results of operations and cash flows for each of the years in the three year period ended September 30, 1995, in conformity with generally accepted accounting principles.

                                            /s/ Morrison and Smith

                                            MORRISON AND SMITH
                                            Certified Public Accountants

November 14, 1995

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama


                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                   December 31, 1997, and September 30, 1996




                                     ASSETS
                                     ------

                                                             1 9 9 7      1 9 9 6
                                                         -----------  -----------
Cash and Cash Equivalents                                $   929,082  $    44,271

Cash and Cash Equivalents - Interest-Bearing Deposits        473,108      567,305

Federal Home Loan Bank - Overnight Deposits                2,530,932      426,084

Investment Securities:
   Securities available-for-sale, at fair value            3,076,996    2,984,586

Loans Held for Sale, Net of Deferred Fees                          -    1,514,050

Loans Receivable - Net                                    66,491,770   68,510,569

Real Estate Owned                                            277,348      117,217

Office Properties and Equipment                            1,137,736    1,155,670

Federal Home Loan Bank Stock - at Cost                       620,300      539,000

Accrued Interest and Dividends Receivable                    354,256      421,300

Deferred Tax Asset                                                 -      258,109

Other Assets                                                 404,180      101,945
                                                         -----------  -----------

                   TOTAL ASSETS                          $76,295,708  $76,640,106
                                                         ===========  ===========


SEE INDEPENDENT AUDITOR'S REPORT.
SEE NOTES TO FINANCIAL STATEMENTS.

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                   December 31, 1997, and September 30, 1996




                     LIABILITIES AND STOCKHOLDERS' EQUITY
                     ------------------------------------

                                                                    1997          1996
                                                                 -----------   -----------
Deposits                                                         $65,386,961   $61,252,015
Checks Outstanding in Excess of Deposits                                   -       174,177
Advances from Federal Home Loan Bank                                 585,000     2,835,000
Advances from Borrowers for Taxes and Insurance                      329,812       662,689
Income and Excise Tax Payable - Current                              185,060       338,073
Unremitted Collections on Mortgage Loans Serviced                    307,430       299,630
Mortgage Note Payable                                                 36,233        39,597
Accrued Expenses and Other Liabilities                               314,033       771,371
Deferred Income Tax Liability                                         61,500             -
                                                                 -----------   -----------

       Total Liabilities                                          67,206,029    66,372,552
                                                                 -----------   -----------



Stockholders' Equity:
   Common stock, $.01 par value, 1,900,000 shares
       authorized, 678,876 and 671,469  shares  issued
       and outstanding at 1997 and 1996, respectively                  6,789         6,714
   Additional paid-in capital                                      3,517,964     6,144,956
   Net unrealized loss on equity securities available-for-
       sale, net of deferred tax                                           -       (58,800)
   Retained earnings, substantially restricted                     5,818,256     4,529,374
   Shares acquired by MRP trust                                     (253,330)     (354,690)
                                                                 -----------   -----------

       Total Stockholders' Equity                                  9,089,679    10,267,554
                                                                 -----------   -----------

           TOTAL LIABILITIES AND
              STOCKHOLDERS' EQUITY                               $76,295,708   $76,640,106
                                                                 ===========   ===========

SEE INDEPENDENT AUDITOR'S REPORT.
SEE NOTES TO FINANCIAL STATEMENTS.

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

                       CONSOLIDATED STATEMENTS OF INCOME
    For the Years Ended December 31, 1997, September 30, 1996 and 1995, and
                  For the Three Months Ended December 31, 1996

                                                     Three Months
                                        Year Ended      Ended       Year Ended   Year Ended
                                         12/31/97      12/31/96      9/30/96      9/30/95
                                        ----------   ------------   ----------   ----------
Interest Income:
   Loans:
     Mortgage loans                     $5,865,841    $1,433,862    $5,494,427   $4,615,011
     Consumer and other loans               34,185         9,336        41,652       39,025
   Investment securities, mortgage
     backed securities, and FHLB
     overnight deposits                    350,856        84,893       475,274      524,801
                                        ----------    ----------    ----------   ----------

        Total Interest Income            6,250,882     1,528,091     6,011,353    5,178,837
                                        ----------    ----------    ----------   ----------


Interest Expense:
   Deposits - savings                      143,722        34,478       134,397      154,144
   Deposits - certificates               3,545,977       867,077     3,393,451    3,027,167
   Deposits - demand accounts                5,258             -             -            -
   Mortgage note payable                     3,016           788         3,275        3,464
   Borrowed funds                           50,635        26,147        79,204       26,444
                                        ----------    ----------    ----------   ----------

        Total Interest Expense           3,748,608       928,490     3,610,327    3,211,219
                                        ----------    ----------    ----------   ----------

Net Interest Income                      2,502,274       599,601     2,401,026    1,967,618
                                        ----------    ----------    ----------   ----------
Non-Interest Income:
   Servicing fees                          180,698        52,700       219,634      203,963
   Income from late charges                 40,494         9,341        33,030       26,987
   Other operating revenue                   6,054         2,115         9,417       21,605
   Gain on sale of real estate owned         5,989             -             -        4,125
   Gain (loss) on sale of loans             84,371        90,404       (96,502)     (37,966)
   Gain on sale of investments                   -             -        41,335        6,237
   Loss from permanent decline in
     value of investments                        -             -             -       (1,125)
                                        ----------    ----------    ----------   ----------

        Total Non-Interest Income          317,606       154,560       206,914      223,826
                                        ----------    ----------    ----------   ----------

                                  (continued)

SEE INDEPENDENT AUDITOR'S REPORT.
SEE NOTES TO FINANCIAL STATEMENTS.

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

                CONSOLIDATED STATEMENTS OF INCOME  (Continued)
    For the Years Ended December 31, 1997, September 30, 1996 and 1995, and
                  For the Three Months Ended December 31, 1996


                                                    Three Months
                                        Year Ended     Ended      Year Ended  Year Ended
                                          12/31/97    12/31/96      9/30/96     9/30/95
                                        ----------  ------------  ----------  ----------
Non-Interest Expense:
   Salaries and employee benefits       $  855,663     $ 226,974  $  905,371  $  660,830
   Net occupancy expense                    99,579        24,216     117,251     141,613
   Equipment expense                       108,623        24,873      97,989      67,855
   OTS/FDIC premiums                        83,012        18,277     543,999     157,566
   Advertising                              88,930        16,943      60,307      57,414
   Net expenses of real estate owned         8,093           378       3,378       4,706
   Other operating expenses                322,262        78,347     332,079     225,690
                                        ----------     ---------  ----------  ----------

        Total Non-Interest
          Expense                        1,566,162       390,008   2,060,374   1,315,674
                                        ----------     ---------  ----------  ----------

Income before Income Taxes               1,253,718       364,153     547,566     875,770
                                        ----------     ---------  ----------  ----------


Income Tax Expense:
   Current expense                         413,232       368,723     306,241     358,847
   Deferred expense (benefit)               53,113      (232,405)   (122,530)    (34,364)
                                        ----------     ---------  ----------  ----------

        Total Income Tax Expense           466,345       136,318     183,711     324,483
                                        ----------     ---------  ----------  ----------

Net Income                              $  787,373     $ 227,835  $  363,855  $  551,287
                                        ==========     =========  ==========  ==========

Earnings per Common Share               $     1.17     $     .34  $      .54  $      .82
                                        ==========     =========  ==========  ==========

                                  (continued)

SEE INDEPENDENT AUDITOR'S REPORT.
SEE NOTES TO FINANCIAL STATEMENTS.

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
    For the Years Ended December 31, 1997, September 30, 1996 and 1995, and
                  For the Three Months Ended December 31, 1996


                                                               Net
                                                           Unrealized
                                                             Loss on       Retained      Shares
                                               Additional  Securities      Earnings     Acquired      Total
                                       Common   Paid-in     Available   Substantially    by MRP   Stockholders'
                                       Stock    Capital     for Sale      Restricted     Trust        Equity
                                       ------  ----------  -----------  --------------  --------  --------------

Balance, September 30, 1994            $    -  $        -     ($1,125)     $4,352,848   $      -     $4,351,723
  Sale of 671,469 shares of
     common stock                       6,714   6,144,956           -               -          -      6,151,670
  Net income for the year ended
     September 30, 1995                     -           -           -         551,287          -        551,287
  Dividends declared and paid -
     $.30 per share                         -           -           -        (201,441)         -       (201,441)
  Change in net unrealized loss on
     securities available-for-sale,
     net of deferred tax                    -           -      52,882               -          -         52,882
                                       ------  ----------  ----------   -------------   --------     ----------

Balance, September 30, 1995             6,714   6,144,956      51,757       4,702,694          -     10,906,121
Net income for the year ended
            September 30, 1996              -           -           -         363,855          -        363,855
  Dividends declared and paid -
     $.80 per share                         -           -           -        (537,175)         -       (537,175)
  Purchase of shares for MRP trust          -           -           -               -   (354,690)      (354,690)

                                  (continued)

SEE INDEPENDENT AUDITOR'S REPORT.
SEE NOTES TO FINANCIAL STATEMENTS.

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (Continued) For the Years Ended December 31, 1997, September 30, 1996 and 1995, and
                  For the Three Months Ended December 31, 1996


                                                                       Net
                                                                    Unrealized
                                                                     Loss on       Retained        Shares
                                                   Additional       Securities     Earnings       Acquired         Total
                                         Common      Paid-in        Available    Substantially     by MRP       Stockholders'
                                         Stock       Capital        for Sale      Restricted       Trust           Equity
                                       ----------  ------------  --------------  -------------  ------------    -------------
  Change in net unrealized loss on
     securities available-for-sale,
     net of deferred tax               $        -  $          -  $     (110,557) $           -  $          -    $    (110,557)
                                       ----------  ------------  --------------  -------------  ------------    -------------

Balance, September 30, 1996                 6,714     6,144,956         (58,800)     4,529,374      (354,690)      10,267,554
  Net income for the three months
     ended December 31, 1996                    -             -               -        227,834             -          227,834
  Special distribution declared and
     paid - $3.00 per share                     -    (2,014,407)              -              -             -       (2,014,407)
   Reclassification of prior year
     dividend to restate as a
     return of capital                          -      (273,675)              -        273,675             -                -
                                       ----------  ------------  --------------  -------------  ------------    -------------
Balance, December 31, 1996                  6,714     3,856,874         (58,800)     5,030,883      (354,690)       8,480,981
  Net income for the year ended
     December 31, 1997                          -             -               -        787,373             -          787,373
  Return of capital declared and
     paid - $.60 per share                      -      (402,882)              -              -             -         (402,882)

                                                                                  (continued)

SEE INDEPENDENT AUDITOR'S REPORT.
SEE NOTES TO FINANCIAL STATEMENTS.

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (Continued) For the Years Ended December 31, 1997, September 30, 1996 and 1995, and
                 For the Three Months Ended December 31, 1996



                                                                Net
                                                             Unrealized
                                                              Loss on      Retained      Shares
                                                Additional   Securities    Earnings     Acquired      Total
                                        Common    Paid-in    Available   Substantially   by MRP   Stockholders'
                                        Stock     Capital     for Sale    Restricted     Trust       Equity
                                        ------  -----------  ----------  -------------  --------  -------------
  Issue of 7,407 shares of common
     stock through exercise of stock
     options                            $   75    $ 85,692   $        -  $           -  $      -  $      85,767
  Distribution of MRP Awards                 -     (21,720)           -              -   101,360         79,640
  Change in net unrealized loss on
     securities available-for-sale,
     net of deferred tax                     -           -       58,800              -         -         58,800
                                        ------  ----------   ----------  -------------  --------  -------------

Balance, December 31, 1997              $6,789  $3,517,964   $        -  $   5,818,256 ($253,330) $   9,089,679
                                        ======  ==========   ==========  =============  ========  =============


SEE INDEPENDENT AUDITOR'S REPORT.
SEE NOTES TO FINANCIAL STATEMENTS.

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
  For the Years Ended December 31, 1997, and September 30, 1996 and 1995, and
                  For the Three Months Ended December 31, 1996



              NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
              ----------------------------------------------------

                                                        Three Months
                                           Year Ended       Ended       Year Ended   Year Ended
                                             12/31/97       12/31/96       9/30/96      9/30/95
                                           ----------      ---------   -----------   ----------
Cash Flows from Operating Activities:
  Net income                               $  787,373      $ 227,835   $   363,855    $ 551,287
  Adjustments to reconcile net
    income to net cash provided by
    operating activities:
    (Gain) loss on sale of assets             (90,360)       (90,404)       55,167       (9,237)
    Depreciation expense for
      property and equipment                   70,455         17,398        70,469       84,558
    Amortization of premiums/
      discounts on investments                    385             96         2,006        2,597
    Deferred taxes                             53,112        257,480      (192,891)           -
    Changes in assets and liabilities:
      (Increase) decrease in
        accrued interest and
        dividend receivable                   (22,780)        89,824        67,252     (193,282)
      (Increase) decrease in other
        assets                                 22,002        (93,001)     (374,511)     152,811
      Increase (decrease) in accounts
        payable and other liabilities          65,981       (443,859)      697,843       51,406
      Increase (decrease) in deferred
        loan fees                              (2,506)       (25,735)      126,894       67,121
      Increase (decrease) in income
        tax payable                           (23,425)      (154,662)      256,520       99,881
      Net (increase) decrease in
        loans held for sale                         -        267,050    (1,339,050)    (175,000)
                                           ----------      ---------   -----------   ----------

      Net Cash Provided by
        (Used in) Operating
        Activities                            860,237         52,022      (266,446)     632,142
                                           ----------      ---------   -----------   ----------


                                  (continued)

SEE INDEPENDENT AUDITOR'S REPORT.
SEE NOTES TO FINANCIAL STATEMENTS.

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

               CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
  For the Years Ended December 31, 1997, and September 30, 1996 and 1995, and
                 For the Three Months Ended December 31, 1996



             NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS (Continued)
             ----------------------------------------------------


                                                        Three Months
                                           Year Ended       Ended      Year Ended   Year Ended
                                            12/31/97      12/31/96      9/30/96       9/30/95
                                          ------------  -----------  ------------  ------------
Cash Flows from Investing Activities:
 Sales (purchases) of U. S.
  Government Treasuries and
  Agencies                                $          -  $         -  $  3,022,452   ($3,802,085)
 Received on sales of real estate
  owned                                        255,420      116,902        79,829       520,396
 Maturities/redemptions of
  treasuries and agencies                            -            -     1,000,000       500,000
 (Purchase) sales of Federal Home
  Loan Bank - overnight deposit             (2,274,853)     170,005      (182,371)    4,866,710
 Loan originations, net of
  repayments                               (19,666,087)  (4,529,946)  (24,197,487)  (16,672,001)
 Purchase of stock in Federal
  Home Loan Bank                               (81,300)           -       (31,100)      (10,400)
 Purchases of office properties and
  equipment                                    (69,006)      (1,083)       (6,136)       (1,691)
 Proceeds from sales of loans               20,192,812    6,714,685    15,064,327     9,622,016
                                          ------------  -----------  ------------  ------------

    Net Cash Provided by (Used in)
     Investing Activities                   (1,643,014)   2,470,563    (5,250,486)   (4,977,055)
                                          ------------  -----------  ------------  ------------

Cash Flows from Financing Activities:
 Net proceeds from sale of stock                     -            -             -     6,151,671
 Net increase (decrease) in advances
  from borrowers for tax and
  insurance                                      1,889     (334,766)      (68,715)       95,818
 Increase (decrease) in bank overdraft               -     (174,177)      174,177             -
 Repayments of mortgage notes
   payable                                      (2,718)        (646)       (2,458)       (2,270)
 Net increase (decrease) from
  unremitted collections on
  mortgage loans serviced                      104,204      (96,404)      (77,469)      257,383

                                  (continued)

SEE INDEPENDENT AUDITOR'S REPORT.
SEE NOTES TO FINANCIAL STATEMENTS.

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

               CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
  For the Years Ended December 31, 1997, and September 30, 1996 and 1995, and
                  For the Three Months Ended December 31, 1996



       NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS (Continued)
       ----------------------------------------------------



                                                       Three Months
                                           Year Ended      Ended      Year Ended    Year Ended
                                            12/31/97     12/31/96      9/30/96       9/30/95
                                         -----------    -----------   ----------   -----------
Cash Flows from Financing Activities
  (Continued):
  Borrowings from (repayment of)
    Federal Home Loan Bank
    advances                             $(1,000,000)   $(1,250,000)  $1,550,000   $   700,000
  Net increase (decrease) in savings
    and demand accounts                     (185,674)       581,501       23,393    (1,413,960)
  Net increase (decrease) in
    certificates of deposit                2,843,828        895,291    4,253,491    (1,284,348)
  Cash dividends/return of capital          (402,881)    (2,014,407)    (537,175)     (201,441)
  Proceeds from exercise of stock
    options                                   85,766              -            -             -
                                         -----------    -----------   ----------   -----------

      Net Cash Provided by (Used in)
        Financing Activities               1,444,414     (2,393,608)   5,315,244     4,302,853
                                         -----------    -----------   ----------   -----------

Net Increase (Decrease) in Cash and
  Cash Equivalents                           661,637        128,977     (201,688)      (42,060)

Cash and Cash Equivalents, Beginning
  of Year                                    740,553        611,576      813,264       855,324
                                         -----------    -----------   ----------   -----------

Cash and Cash Equivalents, End of
  Year                                   $ 1,402,190    $   740,553   $  611,576   $   813,264
                                         ===========    ===========   ==========   ===========

SEE INDEPENDENT AUDITOR'S REPORT.
SEE NOTES TO FINANCIAL STATEMENTS.

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

               CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
  For the Years Ended December 31, 1997, and September 30, 1996 and 1995, and
                  For the Three Months Ended December 31, 1996



               SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
               -------------------------------------------------

   During the years ended December 31, 1997, and September 30, 1996 and 1995, cash was paid as follows:

                                                  Three Months
                                      Year Ended     Ended      Year Ended  Year Ended
                                        12/31/97    12/31/96     9/30/96     9/30/95
                                      ----------   ---------    ----------  ----------
Interest on deposits, advances and
  other borrowings                    $3,753,715     $ 917,730  $3,607,857  $3,181,947
  Income taxes                           450,857        33,500     120,082     230,312


      SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
      --------------------------------------------------------------------

                                              Three Months
                                  Year Ended     Ended      Year Ended  Year Ended
                                    12/31/97    12/31/96     9/30/96     9/30/95
                                  ----------  ------------  ----------  ----------
Deposit accounts converted to
  purchase stock                  $     -     $     -       $     -     $1,641,346

Additions to real estate owned
  through foreclosure                277,348        -           34,974       -


SEE INDEPENDENT AUDITOR'S REPORT.
SEE NOTES TO FINANCIAL STATEMENTS.

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1997



1. Summary of Significant Accounting Policies
   ------------------------------------------

   A.  Basis of Presentation and Nature of Operations
       ----------------------------------------------

           The consolidated financial statements include the accounts of Security Federal Bancorp, Inc. (the "Company") and its wholly-owned subsidiary, Security Bank, (the "Bank"). All significant intercompany balances and transactions are eliminated in consolidation. Security Bank is engaged principally in accepting deposits from individuals and corporate customers and investing those funds in loans secured by first mortgages primarily for one to four family residences. Security Bank has one main office located in Tuscaloosa, Alabama, that serves the West Alabama area.

   B.  Organization
       ------------

           Security Federal Bancorp, Inc., was incorporated in June, 1994, for the purpose of acting as a savings and loan holding company with the Bank as its sole subsidiary. On March 31, 1995, the Company acquired all of the common stock of the Bank upon its conversion from mutual to stock form. The Company's principal business is the business of the Bank. The Bank is a federally chartered stock savings bank and a member of the Federal Home Loan Bank System. On September 15, 1997, the Board of Directors of the Company approved changing the fiscal year-end from September 30th to December 31st. The consolidated financial statements, as of and for the years ended December 31, 1997, and September 30, 1996, include the accounts of the Company and the Bank. Prior to 1995 and the conversion, the financial statements include the accounts of the Bank only.

   C.  General
       -------

           Records are maintained on the accrual method for financial reporting and tax purposes. The Bank provides financial services to individuals and corporate customers, and is subject to competition from other financial institutions.

           The Bank is a member of the Federal Home Loan Bank System and is subject to regulation by the Office of Thrift Supervision. As a member of this system, the Bank is required to maintain an investment in capital stock of the Federal Home Loan Bank in Atlanta. The Bank maintains insurance on savings deposits within certain limitations as a member of the Savings Association Insurance Fund which is administered by the Federal Deposit Insurance Corporation.


                                 (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997



1. Summary of Significant Accounting Policies  (Continued)
   ------------------------------------------

   D.  Valuation of Allowance for Losses
       ---------------------------------

           The allowance for loan losses is maintained at a level which is considered adequate to provide for losses based upon management's evaluation of known and inherent risk characteristics of the loan portfolio, the fair value of underlying collateral, trends in historical loss experience, current economic conditions, and other pertinent factors. A provision for loan losses is charged to operations based on management's periodic evaluation of these risks.

   E.  Loan Fees
       ---------

           Nonrefundable fees for making loans are deferred to the extent that they exceed the direct costs of underwriting and closing loans. These deferred fees are amortized to income over the contractual life of the mortgage loan in accordance with Statement of Financial Accounting Standards No. 91, as an adjustment to the yield of such loans.

   F.  Properties and Equipment
       ------------------------

           Properties and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line and accelerated methods over the estimated useful lives of the applicable assets. Useful lives range generally from five to thirty-nine years. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred.

   G.  Real Estate Owned
       -----------------

           Real estate acquired in settlement of loans is initially recorded at the lower of cost or fair value of the asset acquired and, subsequently, at the lower of cost or fair value minus estimated cost to sell. Costs of holding real estate acquired in settlement of loans are reflected in income currently. Improvements to the real estate are capitalized as a part of the carrying value. Gains or losses on sales of such real estate are taken into income based on the Bank's initial and continuing investment in the property. Valuations are periodically performed by management, and an allowance for loss is established by a charge to operations if the carrying value of a property exceeds its estimated fair value.

                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997



1. Summary of Significant Accounting Policies  (Continued)
   ------------------------------------------

   H.  Cash and Cash Equivalents
       -------------------------

           Cash and cash equivalents consist of cash on hand of $98,804 and $4,050 at December 31, 1997, and September 30, 1996, respectively, and funds on deposit with banks with original maturities of three months or less of $1,303,386 and $607,526 at December 31, 1997, and September 30, 1996, respectively.

   I.  Income Taxes
       ------------

           Deferred taxes are provided when income and expenses are recognized in different periods for financial reporting purposes and for purposes of computing income taxes currently payable.

           Security Federal Bancorp, Inc., accounts for income taxes using the liability method pursuant to Statement of Financial Accounting Standards
       (SFAS) No. 109, "Accounting for Income Taxes." The objective of the asset and liability method, as prescribed under SFAS No. 109, is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. Security Federal Bancorp, Inc., and its sole subsidiary, Security Bank, file separate federal and state income tax returns.

   J.  Loans Receivable
       ----------------

           Loans receivable are carried at cost, as the Bank has the intent and the ability to hold them until maturity. Generally, interest is credited to income as earned; however, on loans delinquent more than 90 days, the interest is not accrued unless such interest is ultimately collected, and is credited to income in the year received.

   K.  Securities
       ----------

           In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Debt and Equity Securities" (SFAS 115) securities are classified into three categories: held-to-maturity (HTM), available-for-sale (AFS), and trading.


                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997



1. Summary of Significant Accounting Policies  (Continued)
   ------------------------------------------

   K.  Securities  (Continued)
       ----------

           Securities classified as held-to-maturity, which are those the Bank has the positive intent and ability to hold to maturity, are reported at amortized costs. Securities classified as available-for-sale may be sold in response to changes in interest rates, liquidity needs, and for other purposes. Available-for-sale securities are reported at fair value and include securities not classified as held-to-maturity or trading.
       Trading securities are those held principally for the purpose of selling in the near future and are carried at fair value. The Bank currently has no trading securities or held-to-maturity securities.

           Unrealized holding gains and losses for available-for-sale securities are excluded from earnings and reported, net of any income tax effect, as a separate component of stockholders' equity. Realized gains and losses are reported in earnings based on the adjusted cost of the specific security sold.

   L.  Loan Servicing Fees
       -------------------

           The  Bank sells  loans with  servicing retained.   Loans are
       generally sold to FHLMC, and the contractual servicing fee is set at then normal servicing fee rates. Loan servicing costs are charged to expense as incurred.

           In May, 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights, an Amendment of FASB 65," effective for fiscal years beginning after December 15, 1995. When a company has a definitive plan to sell or securitize mortgage loans it originated and intends to retain the mortgage servicing rights, Statement No. 122 requires that the cost of mortgage servicing rights are capitalized separately from the cost of originating the loan. Under Statement No. 65, only mortgage servicing rights that are purchased are capitalized. Statement No. 122 eliminates the disparity between the treatment of mortgage servicing rights obtained through loan origination and those that are purchased from other parties. In addition, Statement No. 122 requires that capitalized mortgage servicing rights should be amortized in proportion to and over the period of estimated servicing income and should be evaluated for impairment based on their fair value. The Company adopted Statement No. 122 in the quarter ended December 31, 1996.

   M. Gains (Losses) on Sales of Loans
      --------------------------------

           Gains (losses) on sales of mortgage loans are recognized at the time of settlement.

                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997



1. Summary of Significant Accounting Policies  (Continued)
   ------------------------------------------

   N.  Loans Held for Sale
       -------------------

           Loans held for sale are nonrecourse loans which management has given a commitment to sell to FHLMC and represent all the loans that management intends to sell. The loans have been closed, but not yet delivered as of the balance sheet date. The interest rates have been locked-in so that the Bank suffers no interest rate risk and no resultant gain or loss on sale. Therefore, these loans are carried at cost which approximates market value.

   O.  Use of Estimates in the Preparation of Financial Statements
       -----------------------------------------------------------

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

           Material estimates that are particularly susceptible to significant change relate to the determination of the allowances for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

           While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgements about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

   P.  Advertising Costs
       -----------------

           The Company expenses advertising costs as they are incurred. Advertising expense was $88,930, $60,307, and $57,414 for the years ended December 31, 1997, September 30, 1996 and 1995, respectively.
       Advertising expense was $16,943 for the three months ended December 31, 1996.

                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997



1. Summary of Significant Accounting Policies  (Continued)
   ------------------------------------------

   Q.  Impairment of Long-Lived Assets
       -------------------------------

           In March, 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," effective for fiscal years beginning after December 15, 1995. This Statement requires the recognition of impairment losses when conditions indicate that long-lived assets are impaired and the undiscounted cash flows estimated to be generated by the assets are less than the asset's carrying amount. The Company adopted Statement No. 121 in the quarter ended December 31, 1996, and does not anticipate that the effect of the adoption will be material to the consolidated financial statements.

   R.  Earnings Per Share
       ------------------

           Earnings per share computations are based upon the weighted average number of shares outstanding during the periods. The dilutive effect of shares issuable under stock options and stock awards granted by the Company is immaterial.


2. Related Party Transactions
   --------------------------

       The Bank has loans outstanding at December 31, 1997, and September 30, 1996, to directors, officers, and employees as follows:


                                 1 9 9 7   1 9 9 6
                                --------  --------
           Beginning balance    $261,482  $558,110
           Additions             165,928         -
           Reductions            (61,027) (296,628)
                                 -------  --------

           Ending balance       $366,383  $261,482
                                ========  ========

       These are loans made during the normal course of business and the rates, collateral and terms are equivalent to those that are required for similar loans made at arms length.

                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997



2. Related Party Transactions  (Continued)
   --------------------------

       The former President of the Company served as legal counsel for the Bank and provided title services to customers on loans made. Title fees were collected from customers at the time of closing and were paid direct to Insured Titles of Tuscaloosa, Inc., a corporation wholly-owned by the President. None of this amount is included in expense on the consolidated statements of income of the Company. For the year ended September 30, 1996, the amount paid to Insured Titles of Tuscaloosa, Inc., totaled $163,261. For the year ended December 31, 1997, no title fees were paid to Insured Titles of Tuscaloosa, Inc.

       During the fiscal years ended December 31, 1997, and September 30, 1996, various companies owned by three directors of the Company received $236,113 and $203,820, respectively, in real estate commissions and homeowner's insurance premiums from the closing of mortgage loans originated by the Bank. For the three months ended December 31, 1996, those companies received $36,201. The fees are collected from the buyers and sellers at closing, and thus, are not included in expenses on the consolidated statements of income of the Company.


3.    Investment Securities
      ---------------------

   December 31, 1997 - Securities available-for-sale consisted of the following:
   -----------------

                                                                       Fair                       Unrealized
                                          Maturity                    Market         Amortized       Gain
Description                                 Date          Rate         Value           Cost         (Loss)
---------------------------------------  ----------      ------      ----------     ----------     -------

U. S. Government (including
      agencies):

Federal Agricultural Mortgage
      Corporation Stock                      -              -        $      875     $      875     $   -

Federal National Mortgage
      Association Bond                   12/13/2000       6.29%       3,076,121      3,076,121         -
                                                                     ----------     ----------     -------

                                                                     $3,076,996     $3,076,996     $   -
                                                                     ==========     ==========     =======

                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997



3. Investment Securities  (Continued)
   ---------------------

   September 30, 1996 - Securities available-for-sale consisted of the
   ------------------
following:

                                                               Fair                 Unrealized
                                          Maturity            Market    Amortized      Gain
Description                                 Date     Rate     Value        Cost       (Loss)
---------------------------------------  ----------  -----  ----------  ----------  -----------

        U. S. Government (including
             agencies):

        Federal Agricultural Mortgage
              Corporation Stock               -        -    $      875  $      875  $        -

        Federal National Mortgage
              Association Bond           12/13/2000  6.29%   2,983,711   3,076,602     (92,891)
                                                            ----------  ----------  ----------

                                                            $2,984,586  $3,077,477  $  (92,891)
                                                            ==========  ==========  ==========

       All bonds classified as available-for-sale are carried at the lower of cost or estimated fair market value in the aggregate. Net unrealized gain or losses are recognized through a valuation allowance that is shown as an increase or reduction in the carrying value of related securities and a corresponding increase or reduction in stockholders' equity.

       The following is a summary of maturities of securities available-for-sale as of December 31, 1997:

                                            Securities Available-For-Sale
                                            -----------------------------
                                              Amortized         Fair
                                                Cost            Value
                                            ------------    -------------

   Amounts maturing in:
      One year or less                        $        -       $        -
      After one year through five years        3,076,121        3,076,121
      After five years through ten years               -                -
      After ten years                                875              875
                                              ----------       ----------

                                              $3,076,996       $3,076,996
                                              ==========       ==========

       No gross proceeds from sales or maturities of investments occurred during the year ended December 31, 1997, or the three months ended December 31, 1996.


                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997



3. Investment Securities  (Continued)
   ---------------------

       During the fiscal year ended September 30, 1996, securities classified as available-for-sale were sold for total proceeds of $6,101,797, resulting in gross realized gains of $41,335. Net unrealized losses on available-for-sale securities of $92,891 were accrued, resulting in a net decrease in stockholders' equity. In addition, maturities of securities classified as held-to-maturity totaled $1,000,000 during the year ended September 30, 1996.

       During the fiscal year ended September 30, 1995, securities classified as held-to-maturity totaling $1,238,802 in amortized cost were sold, resulting in gross realized gains of $6,237. The securities were sold based on the cash flow needs of the Bank. Due to anticipated future sales of securities based on continuing cash flow needs, and due to the fact that securities were sold during the fiscal year ended September 30, 1995, the decision was made to reclassify securities having maturity dates of more than three months from September 30, 1995, with amortized cost of $6,059,722 from the held-to-maturity classification to the available-for-sale classification, resulting in unrealized gains of $86,262. A deferred tax liability of $34,505 was accrued, resulting in a net increase in stockholders' equity of $51,757. Additionally, maturities of securities classified as held-to-maturity totaled $500,000 during the year ended September 30, 1995.


4.    Loans Receivable
      ----------------

       Loans receivable at December 31, 1997, and September 30, 1996, consisted of the following:


                                                 1 9 9 7      1 9 9 6
                                               -----------  -----------
   Real Estate Loans:
       One to four family residential loans    $60,121,873  $60,014,323
       Constructions loans                       3,876,110    6,239,389
       Multi-family loans                        2,157,846    3,478,064
       Commercial loans                            743,719    1,410,218
                                               -----------  -----------

           Total Real Estate Loans              66,899,548   71,141,994

   Consumer Loans                                  889,482      544,648
                                               -----------  -----------

           Total Loans Receivable               67,789,030   71,686,642


                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997



4. Loans Receivable  (Continued)
   ----------------

                                                                    1 9 9 7      1 9 9 6
                                                                  -----------  -----------
           Total Loans Receivable (Brought forward)               $67,789,030  $71,686,642

   Less:
       Unearned discounts on home improvement loans                         -        1,838
       Undisbursed portion of loans in process                        559,432    2,408,300
       Deferred fees on mortgage loans                                407,825      435,932
       Allowance for losses                                           330,003      330,003
                                                                  -----------  -----------

                                                                  $66,491,770  $68,510,569
                                                                  ===========  ===========


       A summary of the allowance for loan losses at December 31, 1997, and September 30, 1996, is shown below:

   Balance at September 30, 1995                                     $   330,003
   Addition to allowance for year ended September 30, 1996                     -
                                                                     -----------

   Balance at September 30, 1996                                         330,003
   Addition to allowance for year ended December 31, 1997,
       and the three months ended December 31, 1996                            -
                                                                     -----------

   Balance at December 30, 1997                                      $   330,003
                                                                     ===========

       While management uses available information to recognize losses on loans, future additions may be necessary based on changes in economic conditions. The Bank is subject to the regulations of certain Federal agencies and undergoes periodic examinations by those agencies. As an integral part of the examinations, the regulatory agencies periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

       Loan balances more than 90 days delinquent that had reached non-accrual status totaled approximately $279,392 and $695,879 at December 30, 1997, and September 30, 1996, respectively. Gross interest income of $18,969 and $21,021 would have been recorded on these loans for the years ended December 31, 1997, and September 30, 1996, respectively. No interest on such loans was included in income during these periods.

                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997



4. Loans Receivable  (Continued)
   ----------------

       Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans at December 31, 1997, and September 30, 1996, consisted of the following:


                                     1 9 9 7      1 9 9 6
                                   -----------  -----------
   Mortgage loans serviced for:
       FHLMC                       $83,783,493  $70,575,970
       Other investors               2,337,151    1,237,155
                                   -----------  -----------

                                   $86,120,644  $71,813,125
                                   ===========  ===========


5. Fair Value of Financial Instruments
   -----------------------------------

       The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments as of December 31, 1997, and September 30, 1996.

   Cash and cash equivalents:  The carrying amount reported in the consolidated
   -------------------------
   statement of financial condition is a reasonable estimate of fair value.

   Federal Home Loan Bank interest-bearing deposits:  The carrying amount
   ------------------------------------------------
   reported in the consolidated statement of financial condition is a reasonable estimate of fair value.

   Investment securities:  Estimated fair values are based on quoted market
   ---------------------
   prices, if available. If quoted market prices are not available, estimated fair values are based on other available information.

   Loans receivable:  Estimated fair values for adjustable rate loans, which may
   ----------------
   be repriced frequently and have no significant credit risk, are based on carrying value. Estimated fair values of all other loans are estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying amounts of accrued interest receivable and dividends receivable reported in the consolidated statement of financial condition are a reasonable estimate of fair value.

   Loans held for sale, net of deferred fees:  Estimated fair values for loans
   -----------------------------------------
   held for resale are based on the quoted market prices for those loans at year-end.


                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997



5. Fair Value of Financial Instruments  (Continued)
   -----------------------------------

   Mortgage servicing rights:  The fair value of mortgage servicing rights have
   -------------------------
   been estimated based on the present value of future cash inflows with consideration of potential prepayment, default, and current interest rates.

   Deposit liabilities:  The fair value of savings accounts is the amount
   -------------------
   payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounted cash flow analyses, using the interest rates currently offered for deposits of similar remaining maturities.

   Checks outstanding in excess of deposits:  The carrying amount reported in
   ----------------------------------------
   the consolidated statement of financial condition is a reasonable estimate of fair value.

   Advances from Federal Home Loan Bank:  The carrying amount of short-term
   ------------------------------------
   advances from the Federal Home Loan Bank approximates fair value as the current rate for new advances from the Federal Home Loan Bank is the same as the rate for the advances received as of the reporting date. The Bank has available significant amounts at the Federal Home Loan Bank from which additional advances could be drawn. Estimated fair value of the long-term advance was estimated based on discounting future cash flows using interest rates currently offered for advances with similar remaining maturities.

   Advances from borrowers for taxes and insurance:  The carrying amount
   -----------------------------------------------
   reported in the consolidated statement of financial condition is a reasonable estimate of fair value.

   Unremitted collections on mortgage loans serviced:  The carrying amount
   -------------------------------------------------
   reported in the consolidated statement of financial condition is a reasonable estimate of fair value.

   Mortgage note payable:  The carrying amount of mortgage note payable
   ---------------------
   approximates fair value as the interest rate for the mortgage note payable is the interest rate currently available to the Bank for debt with similar amount, terms and remaining maturities.

                                           1 9 9 7                1 9 9 6
                                    ----------------------  ----------------------
                                     Carrying   Estimated    Carrying   Estimated
                                      Amount    Fair Value    Amount    Fair Value
                                    ----------  ----------  ----------  ----------
   Financial Assets
-------------------

   Cash and cash equivalents        $1,402,190  $1,402,190  $  611,576  $  611,576
   Federal Home Loan bank -
       interest bearing deposits     2,530,932   2,530,932     426,084     426,084
   Investment securities             3,076,996   3,076,996   2,984,586   2,984,586


                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997



5. Fair Value of Financial Instruments  (Continued)
   -----------------------------------

                                              1 9 9 7                   1 9 9 6
                                      ------------------------  ------------------------
                                       Carrying     Estimated    Carrying     Estimated
                                        Amount      Fair Value    Amount      Fair Value
                                      -----------  -----------  -----------  -----------
Financial Assets  (Continued)
----------------

   Loans receivable                   $66,491,770  $67,297,000  $68,510,569  $68,449,662
   Loans held for sale, net of
       deferred fees                            -            -    1,514,050    1,510,265
   Accrued interest and dividends
       receivable                         354,256      354,256      421,300      421,300
   Mortgage servicing rights              336,141      333,827            -            -


Financial Liabilities
---------------------

   Deposits                            65,386,961   65,689,876   61,252,015   61,257,289
   Checks outstanding in excess of
      deposits                                  -            -      174,177      174,177
   Advances from Federal Home
      Loan Bank                           585,000      403,000    2,835,000    2,835,000
   Advances from borrowers for
      taxes and insurance                 329,812      329,812      662,689      662,689
   Unremitted collections on
      mortgage loans serviced             307,430      307,430      299,630      299,630
   Mortgage note payable                   36,233       36,233       39,597       39,597


6. Office Properties and Equipment
   -------------------------------

       Office properties and equipment consisted of the following at December 31, 1997, and September 30, 1996:

                                             1 9 9 7     1 9 9 6
                                            ----------  ----------
   Office furniture and equipment           $  329,842  $  279,198
   Office building, land and improvement     1,385,058   1,366,058
                                            ----------  ----------

                                             1,714,900   1,645,256

                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997

6.  Office Properties and Equipment  (Continued)
    -------------------------------


                                                                          1 9 9 7     1 9 9 6
                                                                        ----------  ----------
   (Brought Forward)                                                    $1,714,900  $1,645,256
   Less:  Accumulated depreciation                                         577,164     489,586
                                                                        ----------  ----------

                                                                        $1,137,736  $1,155,670
                                                                        ==========  ==========

       Depreciation and amortization are computed using both straight-line and accelerated methods for financial reporting and income tax purposes. Depreciation expense totaled $70,455 for the year ended December 31, 1997, and $84,524 and $70,469 for the years ended September 30, 1995 and 1996, respectively. Depreciation expense totaled $17,398 for the three months ended December 31, 1996.


7. Income Taxes
   ------------

       Income tax expense for the years ended December 31, 1997, September 30, 1996 and 1995, and for the three months ended December 31, 1996, is as follows:

                                      Federal     State       Total
                                     ---------   --------   ---------
   December 31, 1997:
       Current                       $ 369,941   $ 43,291   $ 413,232
       Deferred                         47,345      5,768      53,113
                                     ---------   --------   ---------

                                     $ 417,286   $ 49,059   $ 466,345
                                     =========   ========   =========
   December 31, 1996 (3 months):
       Current                       $ 334,029   $ 34,694   $ 368,723
       Deferred                       (207,166)   (25,239)   (232,405)
                                     ---------   --------   ---------

                                     $ 126,863   $  9,455   $ 136,318
                                     =========   ========   =========
   September 30, 1996:
       Current                       $ 267,354   $ 38,887   $ 306,241
       Deferred                       (104,150)   (18,380)   (122,530)
                                     ---------   --------   ---------

                                     $ 163,204   $ 20,507   $ 183,711
                                     =========   ========   =========
   September 30, 1995:
       Current                       $ 315,606   $ 43,241   $ 358,847
       Deferred                        (29,209)    (5,155)    (34,364)
                                     ---------   --------   ---------

                                     $ 286,397   $ 38,086   $ 324,483
                                     =========   ========   =========

                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997



7. Income Taxes  (Continued)
   ------------

       Included in these amounts are income taxes of approximately $15,200 and $2,300 in 1996 and 1995, respectively, related to the sales of investment securities. No investment securities were sold in the year ended December 31, 1997, or the three months ended December 31, 1996.

       Temporary differences that gave rise to significant portions of the deferred tax asset (liability) at December 31, 1997, and September 30, 1996, related to the following:

                                                 1 9 9 7    1 9 9 6
                                                ---------   --------
   Unrealized loss on investment securities
       available-for-sale                       $       -   $ 34,091
   Stock dividends, FHLB stock                    (72,005)   (72,005)
   Reserve for loan losses                        (21,214)   (38,030)
   Director's retirement plan                      94,645     97,857
   SAIF assessment payable                              -    139,868
   Deferred fees                                   58,742     69,058
   Mortgage servicing rights                     (123,364)         -
   Other, net                                       1,696     27,270
                                                ---------   --------

                                                $ (61,500)  $258,109
                                                =========   ========

       At December 31, 1997, September 30, 1996 and 1995, retained earnings include $712,606 of accumulated tax reserves for bad debts for which no deferred income tax liability has been accrued. These amounts represent allocations of income to bad debt deductions for tax purposes only.
   Reduction of these reserves for purposes other than tax bad-debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes, which would be subject to the then-current corporate income tax rate. The unrecorded deferred liability on these amounts was approximately $262,000 at December 31, 1997, and at September 30, 1996.

       Total income tax expense differed from the amounts computed by applying the statutory Federal rate of 34% to income before income taxes as a result of the following:

                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997


7.  Income Taxes  (Continued)
    ------------

                                             Three Months
                                                Ended
                                   1 9 9 7     12/31/96     1 9 9 6    1 9 9 5
                                  ---------  ------------  ---------  ---------
   Expected federal income
      tax expense                 $ 426,264      $123,812   $186,172   $297,762

   Items affecting income tax
      expense:
      Allowable bad debt
         deduction, net                   -             -          -    (28,977)
      State tax, net                 49,059         9,455      7,659     57,900
      Other                          (8,978)        3,051    (10,120)    (2,202)
                                  ---------  ------------  ---------  ---------
                                  $ 466,345      $136,318   $183,711   $324,483
                                  =========  ============  =========  =========

   Effective tax rate                37%           37%         34%       37%
                                  =========  ============  =========  =========

8. Profit Sharing Plan and Deferred Compensation Plan
   --------------------------------------------------

       The Board of Directors adopted a profit sharing plan in October, 1988, and the plan covers substantially all employees. Contributions to the plan are at the discretion of the Board of Directors and the plan is maintained on a calendar year. During calendar years 1997, 1996, and 1995, contributions to the plan charged to operations were $40,000, $22,137, and $49,701, respectively.

       Additionally, in 1988, the Board of Directors adopted a non-qualified deferred compensation plan to cover the former President of the Bank. During the years ended September 30, 1996 and 1995, $16,250 and $65,000, respectively, was contributed to the plan and charged to operations. Upon the death of the former President of the Bank in December, 1995, the assets of the plan were distributed to his beneficiaries.

9. Other Operating Expenses
   ------------------------

       Other operating expenses for the years ended December 31, 1997, September 30, 1996 and 1995, and for the three months ended December 31, 1996, are shown on the following page.


                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997



9. Other Operating Expenses  (Continued)
   ------------------------

                                           Three Months
                                              Ended
                                   1 9 9 7   12/31/96   1 9 9 6   1 9 9 5
                                  ---------  --------  --------  --------
   Professional services          $  82,700  $ 29,424  $134,253  $ 51,452
   Stationery, printing and
      office supplies                71,832    14,576    52,479    48,097
   Other expenses                   167,730    34,347   145,347   126,141
                                  ---------  --------  --------  --------

                                  $ 322,262  $ 78,347  $332,079  $225,690
                                  =========  ========  ========  ========

10.  Other Assets
     ------------

       Other assets consisted of the following at December 31, 1997, and September 30, 1996:


                                                  1 9 9 7   1 9 9 6
                                                 --------  --------
   Mortgage servicing rights                     $336,141  $-
   Stock in savings and loan data corporation      15,000    15,000
   Prepaid expenses and other assets               53,039    86,945
                                                 --------  --------

           Total Other Assets                    $404,180  $101,945
                                                 ========  ========


11.  Accrued Expenses and Other Liabilities
     --------------------------------------

       Accrued expenses and other liabilities consisted of the following at December 31, 1997, and September 30, 1996:


                                           1 9 9 7   1 9 9 6
                                          --------  --------
   Accrued interest payable               $ 42,585  $ 36,932
   Accounts payable                         11,451    45,766
   Accrued director's retirement plan      257,890   266,640
   Accounts payable - SAIF assessment            -   381,113
   Accrued management recognition plan           -    34,306
   Other accrued expenses                    2,107     6,614
                                          --------  --------

                                          $314,033  $771,371
                                          ========  ========

                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997



12.  Federal Home Loan Bank Stock
     ----------------------------

       The Bank is a member of the Federal Home Loan Bank System and is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta equal to at least 1% of the unpaid principal balances of its residential mortgage loans, .3% of its total assets or 5% of its outstanding advances from FHLB-Atlanta. Purchases and sales of stock are made directly with FHLB-Atlanta. The stock ownership is evaluated annually on December 31. As of the latest annual evaluation, the Bank met its stock ownership requirement.


13.  Advances from Federal Home Loan Bank
     ------------------------------------

       Advances from Federal Home Loan Bank at December 31, 1997, and September 30, 1996, included a $585,000 loan made to Security Bank for a term of twenty years at a 3% fixed rate of interest which is due on August 5, 2011.
   Advances at September 30, 1996, also included various short-term advances at an interest rate of 6.05%, totaling $2,250,000. The advances from the Federal Home Loan Bank are collateralized by a blanket lien on the Bank's one to four family first mortgage loans. No principal amounts are payable within the next five years. The Bank's total available credit line with the Federal Home Loan Bank was $7.8 million at December 31, 1997.


14.  Concentration of Credit Risk
     ----------------------------

       The Bank grants consumer, commercial and residential loans to various customers primarily in the West Central Alabama region.

       The Bank maintains cash balances at various local financial institutions. Cash accounts at these banks are insured by the Federal Deposit Insurance Corporation for up to $100,000. Amounts in excess of insured limits were approximately $917,133 at December 31, 1997. The excess is computed based on the balance of each account according to each institution at December 31, 1997. The balance of the accounts included in cash and cash equivalents as shown on the consolidated statement of financial condition will vary from the balance according to the financial institution by the amount of any outstanding checks or deposits in transit at December 31, 1997.

                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997



15.  Commitments and Contingencies
     -----------------------------

       At December 31, 1997, and September 30, 1996, outstanding commitments to originate both fixed and variable rate loans amounted to $1,188,550 and $1,090,000, respectively. Commitment periods ranged from 30 to 90 days from the date of commitment with interest on fixed rate loans expected to range from 6.75% to 9.5% based on maturities. The majority of the fixed rate loan commitments were locked in at December 31, 1997.

       Commitments to sell mortgage loans amounted to $661,000 and $1,632,050 at December 31, 1997, and September 30, 1996, respectively. Of the $661,000 in commitments at December 31, 1997, none were funded. Of the $1,632,050 in commitments at September 30, 1996, $1,514,050 were funded.

       Unused lines of credit on home equity lines totaled $1,482,419 and $54,562 at December 31, 1997, and September 30, 1996, respectively. These extensions of credit are collateralized by second mortgages on residential property.

       Commitments to extend credit may involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the statement of financial condition. The amount of credit loss in the event of nonperformance by the other party to the commitment is represented by the contractual amount of the loan when originated. Interest rate risk on commitments to extend credit results from the possibility that interest rates may have moved unfavorably from the position of the Bank since the time the commitment was made.

       Other than the commitments discussed in the preceding paragraph, the Bank has not engaged in any transactions that would give rise to potential off-balance sheet credit losses. Accordingly, no reserve for such losses has been established.


16.  Segment Information
     -------------------

       The primary operations of the Bank consist of the origination and servicing of one-to-four family mortgage loans. The table below provides summarized information by business segment for the year ended December 31, 1997, the three months ended December 31, 1996, and the year ended September 30, 1996.

                                              1 9 9 7    12/31/96     1 9 9 6
                                           ----------  ----------  ----------
   Revenue from Unaffiliated Customers:
       Mortgage banking                    $  265,069  $  143,104  $  123,132
       Other                                6,303,419   1,682,651   6,095,135
                                           ----------  ----------  ----------

                                           $6,568,488  $1,825,755  $6,218,267
                                           ==========  ==========  ==========

                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997



16.  Segment Information  (Continued)
     -------------------


                              1 9 9 7     12/31/96      1 9 9 6
                           ----------  -----------  -----------
   Operating Profit:
       Mortgage banking    $  184,033  $   109,210  $    86,069
       Other                1,069,685      254,943      461,497
                           ----------  -----------  -----------

                           $1,253,718  $   364,153  $   547,566
                           ==========  ===========  ===========

                                          1 9 9 7       1 9 9 6
                                       -----------  -----------
   Identifiable Assets:
       Mortgage banking                $   336,141  $ 1,514,050
       Other                            75,959,567   75,480,746
                                       -----------  -----------

                                       $76,295,708  $76,994,796
                                       ===========  ===========

       Revenues are comprised of interest income, loan fees, loan servicing revenue, net gains or losses on the sale of loans and other income.

       Operating profit is interest income less interest expense, provision for losses, and operating expenses. General overhead expenses not directly attributable to a segment are allocated to all segments.

       Identifiable assets by segments are those assets used exclusively by such segment.


17.  Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") of
     -------------------------------------------------------------------------
     1989
     ----

       FIRREA was signed into law on August 9, 1989; regulations for savings institutions' minimum capital requirements went into effect on December 7, 1989. In addition to its capital requirements, FIRREA included provisions for changes in the Federal regulatory structure for institutions including a new deposit insurance system, increased deposit insurance premiums, and restricted investment activities with respect to non-investment-grade corporate debt and certain other investments. FIRREA also increased the required ratio of housing related assets in order to qualify as a savings institution.

       The regulations require institutions to have a minimum regulatory tangible capital equal to 1.5 percent of total assets, a minimum core capital equal to 3 percent of total assets and risk-based capital equal to 8 percent of total risk-weighted assets.

                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997



17.  Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") of
     -------------------------------------------------------------------------
     1989  (Continued)
     ----

       At December 31, 1997, the Bank met the regulatory capital requirements as defined by FIRREA. At December 31, 1997, the Bank's regulatory tangible capital was $8,627,357 or 11.31% of total assets, core capital was $8,627,357 or 11.31% of total assets and risk based capital was $8,956,360 or 22.50% of total risk-weighted assets, as defined by FIRREA.

       The Bank at September 30, 1996, met the regulatory capital requirements as defined by FIRREA. At September 30, 1996, the Bank's regulatory tangible capital was $7,894,856 or 10.31 percent of total assets, core capital was $7,894,856 or 10.31 percent of total assets, and risk-based capital was $8,158,859 or 20.41 percent of total risk-weighted assets, as defined by FIRREA.

       A reconciliation of GAAP capital to regulatory capital is shown below:

                                                                    Unaudited
                                                                    Regulatory
                                                        ----------------------------------
                                               GAAP      Tangible    Core       Risk-Based
                                              Capital    Capital     Capital    Capital
                                            ----------  ----------  ----------  ----------
1997 GAAP Capital                           $8,627,357  $8,627,357  $8,627,357  $8,627,357
-----------------                           ==========
   Additional Capital Items:
      General valuation allowances less
       assets required to be deducted                            -           -     329,003
                                                        ----------  ----------  ----------

Regulatory Capital - Computed                            8,627,357   8,627,357   8,956,360
-----------------------------

   Minimum Capital Requirements                          1,144,223   2,288,445   3,183,840
                                                        ----------  ----------  ----------

       Regulatory Capital - Excess                      $7,483,134  $6,338,912  $5,772,520
                                                        ==========  ==========  ==========


                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997



17.  Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") of
     -------------------------------------------------------------------------
     1989  (Continued)
     ----

                                                                      Unaudited
                                                                      Regulatory
                                                          ----------------------------------
                                                 GAAP      Tangible      Core     Risk-Based
                                               Capital     Capital     Capital     Capital
                                              ----------  ----------  ----------  ----------

1996  GAAP Capital                            $7,836,056  $7,836,056  $7,836,056  $7,836,056
------------------                            ==========

   Additional Capital Items:
       General valuation allowances less
       assets required to be deducted                              -           -     264,003

       Unrealized losses on available-for-
       sale securities                                        58,800      58,800      58,800
                                                          ----------  ----------  ----------

Regulatory Capital - Computed                              7,894,856   7,894,856   8,158,859
-----------------------------

   Minimum Capital Requirements                            1,149,320   2,298,640   3,197,609
                                                          ----------  ----------  ----------

       Regulatory Capital - Excess                        $6,745,536  $5,596,216  $4,961,250
                                                          ==========  ==========  ==========


18.    Deposits
       --------

       Savings accounts are segregated by original maturity date and interest rate as follows:

                                           Weighted
                                            Average
                                            Rate at      December 31,   September 30,
                                           12-31-97        1 9 9 7        1 9 9 6
                                         -------------   ------------   -------------
        Passbook Accounts
-------------------------------------
   3.50% at December 31, 1997                  3.50%       $3,665,891      $3,711,419
                                                           ----------      ----------

           Total Passbook Accounts                          3,665,891       3,711,419
                                                           ----------      ----------

                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997


18.   Deposits  (Continued)
      --------

                                                Weighted
                                                Average
                                                Rate at     December 31, September 30,
                                                12-31-97      1 9 9 7      1 9 9 6
                                              ------------  ------------ ------------
     Certificate Accounts
-------------------------------------------

   6 months or less
   5.50% to 5.825% at December 31, 1997
   4.875% to 5.125% at September 30, 1996           5.58    $ 2,969,281  $ 3,084,513

   6 months to 12 months
   5.50% to 6.125% at December 31, 1997
   5.00% to 6.125% at September 30, 1996            5.98     25,199,894   20,442,302

   Over 1 year to 3 years
   5.25% to 7.0% at December 31, 1997
   4.875% to 7.1% at September 30, 1996             5.98     25,489,065   24,845,975

   More than 3 years
   5.25% to 7.25% at December 31, 1997
   5.5% to 7.25% at September 30, 1996              6.31      7,621,475    9,167,806
                                                            -----------  -----------

           Total Certificate Accounts                        61,279,715   57,540,596
                                                            -----------  -----------

     Demand Deposit Accounts
-------------------------------------------

   0% to 3.9%                                       2.16        441,355            -
                                                            -----------  -----------

           Total Deposits                                   $65,386,961  $61,252,015
                                                            ===========  ===========

                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997



18.  Deposits  (Continued)
     --------

       At December 31, 1997, and September 30, 1996, contractual maturities of certificate accounts within each interest range are as follows:

December 31, 1997:
--------------------
                                         Amount Due
                      -----------------------------------------------
                                                  Two        After
                      Less Than     One to      to Three     Three
            Rate      One Year     Two Years      Years      Years       Total
--------------------  -----------  ----------  ----------  ----------  -----------
   4 to 5.99%         $29,140,951  $7,188,583  $1,397,694  $  712,151  $38,439,379
   6 to 7.99%          17,828,667   2,740,929   1,531,657     739,083   22,840,336
   8% and above                 -           -           -           -            -
                      -----------  ----------  ----------  ----------  -----------

                      $46,969,618  $9,929,512  $2,929,351  $1,451,234  $61,279,715
                      ===========  ==========  ==========  ==========  ===========

September 30, 1996:
-------------------
                                         Amount Due
                      ------------------------------------------------
                                                  Two        After
                      Less Than     One to      to Three     Three
            Rate      One Year     Two Years      Years      Years       Total
--------------------  -----------  -----------  ----------  ----------  -----------
   4 to 5.99%         $28,411,060  $12,399,150  $2,125,800  $  486,931  $43,422,941
   6 to 7.99%           5,883,933    5,106,879     825,635   2,301,208   14,117,655
   8% and above                 -            -           -           -            -
                      -----------  -----------  ----------  ----------  -----------

                      $34,294,993  $17,506,029  $2,951,435  $2,788,139  $57,540,596
                      ===========  ===========  ==========  ==========  ===========

       Certificate accounts with balances equal to or exceeding $100,000 were approximately $12,907,000 and $5,519,000 at December 31, 1997, and September 30, 1996, respectively.


19.  Mortgage Note Payable
     ---------------------

       Mortgage note payable represents a note payable $477.82 monthly, with interest at 8%, amortized over 15 years. The note is secured by a mortgage on property which is part of the office building. Principal amounts due over the next five fiscal years are shown on the following page.

                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997



19.  Mortgage Note Payable  (Continued)
     ---------------------

          September 30,           Amount
          -------------           -------

              1998                $ 2,940
              1999                  3,186
              2000                  3,450
              2001                  3,736
              2002                  4,047
           Thereafter              18,875
                                  -------

                                  $36,234
                                  =======

20.  Accrued Interest and Dividends Receivable
     -----------------------------------------

       Accrued interest and dividends receivable consisted of the following at December 31, 1997, and September 30, 1996:

                                                         1 9 9 7   1 9 9 6
                                                        --------  --------
   Accrued interest on loans                            $332,805  $353,737
   Accrued interest on investments                        10,208    58,563
   Accrued dividends on Federal Home Loan Bank Stock      11,243     9,000
                                                        --------  --------

                                                        $354,256  $421,300
                                                        ========  ========

21.  Stock Conversion
     ----------------

       On March 31, 1995, Security Bank (the "Bank"), formerly known as Security Federal Bank, a Federal Savings Bank, completed its conversion from mutual to stock form. Security Federal Bancorp, Inc. (the "Company"), a Delaware corporation, was formed to act as the holding company of the Bank. On the date of conversion, the Company completed the sale of 671,469 shares of common stock, $.0l par value per share, to depositors at $10.00 per share. Net proceeds from the above transactions, after deducting offering expenses, were $6.15 million.

                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997



22.  Director's Retirement Plan
     --------------------------

       In conjunction with the plan of conversion, the Bank adopted a director's retirement plan for the employee and non-employee directors. Following termination of service on the Board, each director would receive monthly benefits for a ten year period in an amount equal to the product of his or her benefit percentage, his or her vested percentage and $700. The benefit percentage is based on overall years of service on the Board, and increases in increments of 33-1/3% from 0% for less than five years of service, to 33-1/3% for five to nine years of service, to 66-2/3% for ten to fourteen years of service and to 100% for fifteen or more years of service. The vested percentage equals 33-1/3% if the participant serves on the Board for one year following the date of conversion, increases to 66-2/3% if the participant completes a second year of service following the date of conversion, and becomes 100% if the participant completes a third year of service following the date of conversion. In the event a participant dies before beginning to collect any benefits under the plan, the vested percentage becomes 100% and the participant is due 100% of the present value of benefits otherwise payable. In the event of a change of control of the Bank or the failure of a director to be re-elected after being nominated to the Board, the vested percentage becomes 100%. At December 31, 1997, and September 30, 1996, the Bank had accrued $257,890 and $266,640, respectively, of benefits payable under the director's retirement plan. Included in the $266,640 at September 30, 1996, is approximately $129,300 for accrued benefits payable due to the death of two participants.


23.  Other Benefit Plans
     -------------------

       The Board of Directors of the Company, at a special stockholders' meeting held November 20, 1995, approved the adoption of an employee stock ownership plan, a management recognition plan, and a stock option and incentive plan.

       Under the employee stock ownership plan, a trust will be established to purchase, on the open market, a number of shares of stock equal to 8% of the Company's common stock issued in the conversion. The Company will loan the trust an amount sufficient to allow it to purchase the shares. Generally, all employees completing one year of service and having attained age 21 will be eligible to participate in the plan. An amount sufficient to repay the loan over a ten year period will be paid to the trust and expensed by the Company. Vesting occurs at the end of the five years of service and accelerates to 100% upon death, disability or attainment of age 65. At December 31, 1997, the plan was unfunded.

                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997



23.  Other Benefit Plans  (Continued)
     -------------------

       The management recognition plan provides for the purchase of outstanding shares of Company common stock equal to 4% of the shares issued in the conversion. Non-employee and employee directors are entitled to plan share awards as of the plan's effective date totaling 10,743 shares. In the year ended December 31, 1997, 269 additional plan share awards were granted upon the appointment of a new director. Future awards will be made by a committee consisting of three non-employee directors. Vesting will occur at the rate of 20% per year over five years and accelerates to 100% upon a participant's death or disability.

       For the year ended December 31, 1997, the three months ended December 31, 1996, and the year ended September 30, 1996, the amount expensed in accordance with the plan was $22,633, $22,701, and $34,306, respectively.

       During the quarter ended March 31, 1996, purchases totaling $354,690 were made on the open market of the holding company stock to be used for plan share awards under the management recognition plan. These purchases will be used to pay out plan share awards as participants vest. A total of $101,360 of the total purchase was paid out in the year ended December 31, 1997, for 5,792 vested shares. The cost of the remaining shares at December 31, 1997, is $253,330.

       The stock option and incentive plan provides for the issuance of new shares of Company common stock equal to 10% of the share issued in the conversion. At the plan's effective date, the non-employee and employee directors were granted options at an option price of $13.75, on 26,881 shares. The options are exercisable at the rate of 20% per year following the date of the grant and have a term of ten years. The options become immediately exercisable upon death or disability. The plan also contains provisions for expiration of the options following termination of services.

       On November 17, 1997, the Board of Directors approved an amendment to the plan that was required by the Plan document. This amendment ensures that the options have the same economic value after the 1996 return of capital as they did before the distribution was paid to the stockholders on December 27, 1996. The amendment changed the option price to $11.579 and increased the total granted options to 31,919.


                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997



23.  Other Benefit Plans  (Continued)
     -------------------

       Stock option activity since inception is summarized below:

                                                                  Weighted
                                                     Number of    Average
                                                      Shares    Exercise Price
                                                     ---------  --------------

   Balance, October 1, 1995                              -             -
                                                     ---------

   Granted                                             26,881        13.75
                                                     ---------

   Outstanding, September 30, 1996                     26,881        13.75*

   Granted                                              1,342        18.00
   Exercised                                           (7,407)      11.579
   Adjustment of options discussed above                5,062       11.579
   Forfeited/canceled                                    -            -
                                                     ---------

   Outstanding, December 31, 1997                      25,878       11.912
                                                     =========

       *See above discussion of subsequent adjustment of exercise price to reflect return of capital.

       In October, 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting and Disclosure of Stock-Based Compensation" (SFAS 123). SFAS 123 is effective for fiscal years beginning after December 15, 1995, and allows for the option of continuing to follow Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," and the related Interpretations or selecting the fair value method of expense recognition as described in SFAS 123. The Company has elected to follow APB 25 in accounting for its employee stock options. Pro forma net income and net income per share data as required by SFAS 123 as if the fair value method had been applied in measuring compensation costs is presented below for the periods ended:

                                      12/31/97   12/31/96   9/30/96
                                     ---------  ---------  --------
   Pro forma net income              $ 775,593  $ 202,349  $363,855

   Pro forma net income per share    $    1.15  $     .30  $    .54

                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997



23.  Other Benefit Plans  (Continued)
     -------------------

       The options outstanding have a weighted average contractual life of 8.1 years. The weighted average fair value of options granted was $3.11 in 1997 and $1.82 in 1996. The fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1997 and 1996: expected dividend yield of 4.36%; expected option life of 2.5-7 years; expected volatility of 18.72%; and a risk-free interest rate of 5.7%.

       Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

       The effects of applying SFAS 123 in providing pro forma disclosures are not likely to be representative of the effects on reported net income for future years.


24.  Security Federal Bancorp, Inc., - Holding Company Only Financial
     ----------------------------------------------------------------
     Information
     -----------

       The condensed statement on the following page summarizes the financial position, operating results and cash flows of Security Federal Bancorp, Inc. (parent company only) for the years ended December 31, 1997, and September 30, 1996.

   Condensed Statement of Financial Condition
   ------------------------------------------

                                     ASSETS
                                     ------

                                                 1 9 9 7     1 9 9 6
                                                ----------  ----------
   Certificate of deposit with Security Bank    $  449,361  $2,846,824
   Investment in subsidiary                      4,622,703   3,615,152
   Other assets                                     21,557           -
                                                ----------  ----------

             Total Assets                       $5,093,621  $6,461,976
                                                ==========  ==========


                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997



24.  Security Federal Bancorp, Inc., - Holding Company Only Financial
     ----------------------------------------------------------------
     Information  (Continued)
     -----------

                     LIABILITIES AND STOCKHOLDERS' EQUITY
                     ------------------------------------

                                                    1 9 9 7       1 9 9 6
                                                   ----------    ----------
   Accounts payable                                $    8,595    $   38,787
   Income taxes payable                                  -           21,848
                                                   ----------    ----------
               Total Liabilities                        8,595        60,635

   Stockholders' equity                             5,085,026     6,401,341
                                                   ----------    ----------


               Total Liabilities and Stockholders'
                   Equity                          $5,093,621    $6,461,976
                                                   ==========    ==========



Condensed Statement of Income
-----------------------------
                                                                                Three Months
                                                                                  Ended
                                                         1 9 9 7     1 9 9 6     12/31/96
                                                        ---------   ---------    ---------
   Interest income                                      $  42,620   $ 215,299    $  49,607
   Other operating expenses                               (58,293)   (125,611)     (23,862)
                                                        ---------   ---------    ---------
   Net income (loss) before income taxes
      and equity in undistributed net
      income of subsidiary                                (15,673)     89,688       25,745
   Applicable income (taxes) benefit                        7,357     (66,842)      (9,773)
                                                        ---------   ---------    ---------
   Net income (loss) before equity in
      undistributed net income of subsidiary               (8,316)     22,846       15,972
   Equity in undistributed income of subsidiary           795,688     206,715      211,863
                                                        ---------   ---------    ---------

   Net income                                           $ 787,372   $ 229,561    $ 227,835
                                                        =========   =========    =========

                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997



24.  Security Federal Bancorp, Inc., - Holding Company Only Financial
     ----------------------------------------------------------------
     Information  (Continued)
     -----------

Condensed Statement of Cash Flows
---------------------------------
                                                                               Three Months
                                                                                  Ended
                                                      1 9 9 7        1 9 9 6     12/31/96
                                                     ---------      ---------   -----------
   Operating Activities:
      Net income                                     $ 787,372      $ 229,561   $   227,835
      Adjustments to reconcile net
         income to cash
         provided by operating activities:
         Equity in undistributed net income
           of subsidiary                              (795,688)      (206,715)     (211,863)
         Increase (decrease) in accounts payable
           and income taxes payable                    (46,383)        60,635       (13,014)
         Other adjustments                             (14,200)        (4,770)            -
                                                     ---------      ---------   -----------

           Net Cash Provided by (Used in)
         Operating Activities                          (68,899)        78,711         2,958
                                                     ---------      ---------   -----------

   Investing Activities:
      Investment in certificate of deposit with
         Security Bank                                 386,014        323,646     2,011,449
      Investment in subsidiary                               -              -             -
                                                       -------      ---------   -----------

           Net Cash Provided by Investing
        Activities                                     386,014        323,646     2,011,449
                                                       -------      ---------   -----------

   Financing Activities:
      Cash dividends/return of capital                (402,881)      (402,881)   (2,014,407)
      Proceeds from exercise of stock options           85,766              -             -
                                                       -------      ---------   -----------
Net Cash (Used in)
        Financing Activities                          (317,115)      (402,881)   (2,014,407)
                                                       -------      ---------   -----------

   Net (Decrease) in Cash                                    -           (524)            -

   Cash, Beginning of Year                                   -            524             -
                                                       -------      ---------   -----------

   Cash, End of Year                                   $     -      $       -   $         -
                                                       =======      =========   ===========

                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997



25.  Deposit Agreement
     -----------------

       The Bank's deposits are insured by the Savings Association Insurance Fund
   (SAIF), which is insured by the Federal Deposit Insurance Corporation. On September 30, 1996, legislation was enacted containing provisions to recapitalize the SAIF by charging a one time assessment of 65.7 basis points on all SAIF-insured deposits as of March 31, 1995. This special assessment was accrued at September 30, 1996, and resulted in a pre-tax charge of $381,113 to income from operations. This assessment will fully capitalize the SAIF and will equalize the disparity between premiums paid by those institutions covered under the SAIF and those covered under the Bank Insurance Fund. The assessment will effectively reduce future SAIF premiums, thereby increasing net income for future periods.


26.  Prior Period Adjustment
     -----------------------

       The deferred tax effect of the allowance for loan losses of $330,000 was not recognized in the year ended September 30, 1995. This resulted in the following restatement of retained earnings and the deferred liability as of September 30, 1995, as shown below:

                                                              Deferred
                                                  Retained    Tax Asset
                                                  Earnings   (Liability)
                                                 ----------  -----------

   As originally reported, September 30, 1995    $4,581,583    ($55,893)
   Unrecorded deferred tax asset                    121,111     121,111
                                                 ----------   ---------

       As adjusted                               $4,702,694   $  65,218
                                                 ==========   =========


27.  Reclassification
     ----------------

       Under the Bank's Management Recognition Plan, the Bank purchased shares of stock on the open market to hold in trust for the Plan's participants. The cost of these shares, $354,690, at December 31, 1996, was originally reported in other assets. In 1997, the cost of the shares acquired by the trust has been shown as a part of stockholder's equity.

                                  (continued)

                SECURITY FEDERAL BANCORP, INC., AND SUBSIDIARY
                              Tuscaloosa, Alabama

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                               December 31, 1997



28. Mortgage Servicing Rights
    -------------------------

       The cost of acquiring the rights to service mortgage loans is capitalized and amortized in proportion to, and over the period of, estimated servicing income. During the year ended December 31, 1997, $260,842 of such cost were capitalized and the amount of amortization was $29,606. During the three months ended December 31, 1996, (the first quarter after adoption of SFAS
   122), $105,818 of such costs were capitalized, and the amount of amortization was $913.

       For measuring impairment, mortgage servicing rights are stratified based on one or more of the predominant risk characteristics of the underlying loans. Such characteristics include loan type, loan size, interest rate, date of origination, loan term, and geographic region.

       At December 31, 1997, the aggregate fair value of mortgage servicing rights approximates their unamortized cost. Fair value is based on fundamental analysis and the present value of expected future cash inflows. In estimating fair value, assumptions were made regarding prepayment, default, and interest rates.


See Independent Auditor's Report.